UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

BLACKLINE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
(818) 223-9008
To our Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of BlackLine, Inc. to be held online on Thursday, May 8, 2025 at 9:00 a.m. Pacific time. You will be able to attend our virtual annual meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2025 and entering the sixteen-digit control number located on your Notice of Internet Availability or, if you received a printed copy of the proxy material, your proxy card or voting instruction card.
Details regarding how to attend the virtual annual meeting and the business to be conducted at the annual meeting are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement.
Your vote is important. Regardless of whether you plan to attend the virtual annual meeting, it is important that your shares be represented and voted at the annual meeting, and we hope you will vote as soon as possible. You may vote by proxy online or by telephone, or if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the virtual annual meeting.
Thank you for your ongoing support of, and continued interest in, BlackLine, Inc.
Sincerely,

Owen Ryan		Therese Tucker
Chair of the Board and Co-CEO		Co-CEO

Woodland Hills, California
March 27, 2025

BLACKLINE, INC.
21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m. Pacific time, on Thursday, May 8, 2025.

Place	The annual meeting will be a virtual meeting held online. You will be able to attend the annual meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2025 and entering the sixteen-digit control number located on your Notice of Internet Availability or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction card.

Items of Business	(1) To elect as Class III directors the four nominees named in the accompanying proxy statement to serve until our 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2) To ratify the appointment of PricewaterhouseCoopers LLP (“PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

(3) An advisory non-binding vote to approve the compensation of our named executive officers (“NEOs”).

(4) An advisory non-binding vote on the frequency of future advisory votes to approve the compensation of our named executive officers.

(5) To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Adjournments and Postponements	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	March 11, 2025

Only holders of record of our common stock as of March 11, 2025 are entitled to notice of and to vote at the annual meeting.

Meeting Admission	You are invited to attend the virtual annual meeting if you are a stockholder of record or a beneficial owner of shares of our common stock as of the Record Date. You can attend the virtual annual meeting by visiting www.virtualshareholdermeeting.com/BL2025 and entering the sixteen-digit control number located on your Notice of Internet Availability or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction card.

Availability of Proxy Materials	The Notice Regarding the Internet Availability of Proxy Materials, which contains instructions on how to access the proxy materials and our 2024 annual report, is first being sent or given to all stockholders entitled to vote at the annual meeting on or about March 27, 2025. The proxy materials and our 2024 annual report can be accessed by following the instructions in the Notice Regarding the Internet Availability of Proxy Materials.

Voting
Your vote is very important. You may vote by proxy online or by telephone, or if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction form. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers” beginning on page 1 of the accompanying proxy statement.

By order of the Board of Directors,
Karole Morgan-Prager
Chief Legal and Administrative Officer and
Secretary
Woodland Hills, California
March 27, 2025

BLACKLINE, INC.
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
To be held at 9:00 a.m. Pacific time, on Thursday, May 8, 2025
The information provided in the “Questions and Answers” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read the entire proxy statement carefully. In this proxy statement, the terms “BlackLine,” “we,” “our,” and “Company” refer to BlackLine, Inc., a Delaware corporation.
QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
Why am I receiving these materials?
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors (our “Board”) for use at the 2025 annual meeting of stockholders of BlackLine, and any postponements or adjournments thereof. The annual meeting will be held online on Thursday, May 8, 2025 at 9:00 a.m. Pacific time. You will be able to attend the virtual annual meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2025 and entering the sixteen-digit control number located on your Notice of Internet Availability (as discussed below) or, if you received printed proxy materials, on your proxy card or voting instruction card.
Stockholders are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. The Notice Regarding the Internet Availability of Proxy Materials, or the Notice of Internet Availability, which contains instructions on how to access the proxy materials and our 2024 annual report, is first being sent or given on or about March 27, 2025 to all stockholders entitled to notice of and to vote at the virtual annual meeting. The proxy materials and our 2024 annual report can be accessed by following the instructions in the Notice of Internet Availability as well as online at our Investor Relations website at http://investors.blackline.com.
What proposals am I voting on?
You are being asked to vote on four proposals:
•the election of the four nominees for Class III director named in this proxy statement to hold office until our 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified;
•the ratification of the appointment of PwC, as our independent registered public accounting firm for our fiscal year ending December 31, 2025;
•an advisory non-binding vote to approve the compensation of our named executive officers; and
•an advisory non-binding vote on the frequency of future advisory votes to approve the compensation of our named executive officers.
You will also be asked to vote on any other business as may properly come before the annual meeting or any adjournments or postponements thereof.
What other matters may be brought before the annual meeting?
As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•“FOR” each of the four nominees for Class III director named in this proxy statement;
•“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2025;

•“FOR” the advisory non-binding vote to approve the compensation of our named executive officers; and
•“ONE YEAR” for the advisory non-binding vote on the frequency of future advisory votes to approve the compensation of our named executive officers.
Who is entitled to vote at the annual meeting?
Holders of our common stock as of the close of business on March 11, 2025, the Record Date for the annual meeting, are entitled to vote at the annual meeting. As of the Record Date, there were 63,076,641 shares of our common stock issued and outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date for the annual meeting, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, to vote electronically at the virtual annual meeting, or by Internet or by telephone, or, if you received paper copies of the proxy materials by mail, to vote by mail by following the instructions on the proxy card or voting instruction card.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date for the annual meeting, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice of Internet Availability is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the voting instructions your broker, bank or other nominee provides. You are also invited to attend the virtual annual meeting. However, since you are not the stockholder of record, you may not be able to vote your shares electronically at the virtual annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.
How can I vote my shares?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in one of the following ways:
•You may vote electronically at the annual meeting. If you plan to attend the virtual annual meeting, you may vote by proxy or electronically at the annual meeting.
•You may vote by mail. To vote by mail, complete, sign, and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you received printed proxy materials). Your completed, signed, and dated proxy card must be received prior to the annual meeting.
•You may vote by telephone. To vote over the telephone, call toll-free 1-800-690-6903 and follow the instructions. Have your Notice of Internet Availability or proxy card available when you call. You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern time, on Wednesday, May 7, 2025.
•You may vote online. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice of Internet Availability or proxy card in hand when you visit the website). You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern time, on Wednesday, May 7, 2025.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow your voting instructions in order to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners should generally be able to vote by returning the voting instruction card to their broker, bank or other nominee, or by telephone or online. However, the availability of telephone or online voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not be able to vote your shares electronically at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can change your vote or revoke your proxy by:
•entering a new vote by telephone or online (until the applicable deadline for each method as set forth above);
•returning a later-dated proxy card (which automatically revokes the earlier proxy);
•providing a written notice of revocation prior to the annual meeting to our corporate secretary at our principal executive offices as follows: BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367, Attn: Corporate Secretary; or
•attending the virtual annual meeting and voting electronically. Attendance at the virtual annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request or cast your vote electronically at the virtual annual meeting.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to distribute our proxy materials, including the notice of annual meeting of stockholders, this proxy statement and our 2024 annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials online, how to vote on the proposals, how to request printed copies of the proxy materials and 2024 annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. The persons named in the proxy, Patrick Villanova, our Chief Financial Officer, and Karole Morgan-Prager, our Chief Legal and Administrative Officer and Secretary, have been designated as proxies for the annual meeting by our Board. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted electronically at the virtual annual meeting in accordance with the instruction of the stockholder on such proxy. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board on the proposals as described above and, if any other matters are properly brought before the annual meeting, the shares will be voted in accordance with the proxies’ judgment.
How many votes do I have?
Holders of our common stock are entitled to one vote for each share held as of the Record Date.
What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares or voting power required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws (“Bylaws”) and Delaware law. The presence, virtually or represented by proxy, of a majority of the voting power of our stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum to transact business at the annual meeting. Abstentions, “WITHHOLD” votes, and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the Chair of the meeting may adjourn the meeting to another time or place.
What are broker non-votes?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee, as applicable, as to how to vote on matters deemed “non-routine” and there is at least one “routine” matter to be voted upon at the annual meeting. Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank or other nominee votes shares on the “routine” matters, but does not vote shares on the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” proposals. Accordingly, if you are a beneficial owner of shares through a broker, bank, or other nominee, please be sure to instruct your broker, bank, or other nominee how to vote to ensure that your vote is counted on each of the proposals.
What matters are considered “routine” and “non-routine”?
The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2025 (“Proposal No. 2”) is considered “routine” under applicable rules. The election of Class III directors (“Proposal No. 1”), the advisory non-binding vote to approve the compensation of our named executive officers (“Proposal No. 3”), and the advisory non-binding vote on the frequency of future advisory votes to approve the compensation of our named executive officers (“Proposal No. 4”) are considered “non-routine” under applicable rules.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions will be considered as shares present and entitled to vote at the annual meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy and entitled to vote on the proposal (Proposals No. 2 and No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, you may only vote “FOR” or “WITHHOLD” for each nominee and abstentions will have no impact on the outcome of such proposal as long as a quorum exists. Moreover, because the outcome of Proposal No. 4 (frequency of future advisory votes on named executive compensation) will be determined by a plurality vote, you may only vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN” and abstentions and broker non-votes will have no effect on the outcome of Proposal No. 4.
Broker non-votes, if any, will be counted for purposes of calculating whether a quorum is present at the annual meeting but will not be counted for purposes of determining the voting power entitled to vote on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.
What is the voting requirement to approve each of the proposals?
Proposal No. 1: Election of Class III Directors. The election of Class III directors requires a plurality of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the election of directors. This means that the four nominees for Class III director receiving the highest number of “FOR” votes will be elected as Class III directors. You may vote (i) “FOR” for each director nominee or (ii) “WITHHOLD” for each director nominee. Because this is an uncontested election where the number of nominees equals the number of directors to be elected, and the outcome of this proposal will be determined by a plurality vote, shares voted “WITHHOLD” will have no legal effect on the outcome of the proposal. Broker non-votes will not affect the outcome of this proposal.
Proposal No. 2: Ratification of Appointment of PwC. The ratification of the appointment of PwC requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of this proposal.
Proposal No. 3: Advisory Non-Binding Vote to Approve the Compensation of Named Executive Officers. The advisory non-binding vote to approve the fiscal 2024 compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal. Because this vote is advisory only, it will not be binding on our Board. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal No. 4: Advisory Non-Binding Vote on the Frequency of Future Advisory Votes to Approve Compensation of Named Executive Officers. The frequency of future advisory non-binding votes on the executive compensation of our named executive officers will be the frequency receiving the highest number of votes cast. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal. Because this vote is advisory only, it will not be binding on our Board. The Compensation

Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Who will count the votes?
A representative of Broadridge Financial Solutions will tabulate the votes and act as inspector of elections.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a signed proxy but you do not provide voting instructions, your shares will be voted:
•“FOR” each of the four nominees for Class III director named in this proxy statement;
•“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2025;
•“FOR” the advisory non-binding vote to approve the compensation of our named executive officers; and
•“ONE YEAR” on the proposal regarding an advisory non-binding vote on the frequency of future advisory votes to approve the compensation of our named executive officers.
In addition, if any other matters are properly brought before the annual meeting or any adjournments or postponements thereof, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. Brokers, banks, and other nominees holding shares of common stock in “street name” for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter—Proposal No. 2 (ratification of the appointment of PwC). Absent direction from you, however, your broker, bank or other nominee will not have the discretion to vote on Proposal No. 1 relating to the election of directors, Proposal No. 3 relating to the approval of the compensation of our named executive officers, and Proposal No. 4 relating to the frequency of future advisory votes to approve the compensation of our named executive officers.
How can I contact BlackLine’s transfer agent?
You may contact our transfer agent, Equiniti Trust Company, LLC, by telephone at (800) 937-5449 (toll-free for United States residents), or by e-mail at helpAST@equiniti.com. Materials may be mailed to Equiniti Trust Company, LLC at:
Equiniti Trust Company, LLC
PO Box 500
Newark, NJ 07101
How can I attend the annual meeting?
The annual meeting will be a virtual meeting held online. You will be able to attend the virtual annual meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2025 and entering the sixteen-digit control number located on your Notice of Internet Availability or, if you received printed proxy materials, your proxy card or voting instruction card. The annual meeting webcast will begin promptly at 9:00 a.m. Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific time, and you should allow ample time for the check-in procedures. You will have the same rights and opportunities that would be afforded by an in-person meeting.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you were a beneficial owner of shares that are held in “street name” at the close of business on the Record Date, you may not be able to vote your shares electronically at the virtual annual meeting unless you obtain a legal proxy from your broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the virtual annual meeting even if you do not have a legal proxy. For admission to the virtual annual meeting, visit www.virtualshareholdermeeting.com/BL2025 and enter the sixteen-digit control number located on your proxy card.

How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our directors, officers, and employees may solicit proxies on behalf of the Board in person, by mail, telephone, fax, and other electronic means. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. Sodali & Co. (“Sodali”), our proxy solicitation firm, may also solicit proxies on behalf of the Board in person, by mail, telephone, fax, and other electronic means. Our fee to Sodali to solicit proxies this year is $35,000, plus reasonable expenses. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing, and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks, and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks, or other nominees.
Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Current Report on Form 8-K (“Form 8-K”) filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we will file a Form 8-K to publish preliminary results and, within four business days after final results are known, file an amendment to the Form 8-K to publish the final results.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed materials?
If you receive more than one Notice of Internet Availability or more than one set of printed materials, your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed materials, as applicable, to ensure that all of your shares are voted. If you have any questions or need assistance voting, please call Sodali, our proxy solicitor, at (800) 662-5200.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy materials and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy materials and annual report, to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:
BlackLine, Inc.
Attention: Investor Relations
21300 Victory Boulevard, 12th Floor
Woodland Hills, CA 91367
Tel: (818) 223-9008
Stockholders who hold shares in street name may contact their broker, bank or other nominee to request information about householding.
Is there a list of stockholders entitled to vote at the annual meeting?
The names of stockholders of record entitled to vote at the annual meeting will be available for ten days before the annual meeting during regular business hours at our corporate headquarters located at 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367. Please contact our Corporate Secretary a reasonable time in advance to make appropriate arrangements, but in no event less than two business days in advance of your desired visiting time.
When are stockholder proposals due for next year’s annual meeting?
Please see the section entitled Stockholder Proposal Deadlines for 2026 Annual Meeting in this proxy statement for more information regarding the deadlines for the submission of stockholder proposals for our 2026 annual meeting.

Whom do I contact if I have questions about the Annual Meeting?
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:
430 Park Avenue, 14th Floor
New York, New York 10022
Stockholders Call Toll Free: (800) 662-5200
Brokers, Banks, Trustees and Other Nominees Call Collect: (203) 658-9400
Email: BL@info.sodali.com

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our Board is currently comprised of eleven members, divided into three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. For a discussion of agreements that contain certain provisions related to the composition of our Board, see “Agreements Related to Our Board” below.
The following tables and biographical descriptions set forth the names, ages, and certain other information for each of the directors who are standing for reelection at the annual meeting, as well as each of the continuing members of our Board. All information is as of March 11, 2025.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Camille Drummond(1)	III	56	Director	2024	2025	2028
Brunilda Rios(1)(4)	III	59	Director	2023	2025	2028
Barbara Whye(3)	III	57	Director	2021	2025	2028
Mika Yamamoto(2)	III	52	Director	2019	2025	2028
Continuing Directors
Scott Davidson(6)	I	59	Director	2025	2026	—
David Henshall(2)	I	56	Director	2024	2026	—
Therese Tucker	I	63	Co-Chief Executive Officer and Director	2001	2026	—
Thomas Unterman(2)(3)	I	80	Director	2010	2026	—
Owen Ryan	II	62	Chair of the Board and Co-Chief Executive Officer	2018	2027	—
Sophia Velastegui(1)(4)	II	49	Director	2020	2027	—
Director Not Continuing
William Wagner(2)(3)(4)(5)	II	58	Director	2023	2027	—
_________________
(1)Member of Audit Committee.
(2)Member of Compensation Committee.
(3)Member of Nominating and Corporate Governance Committee.
(4)Member of Technology and Cybersecurity Committee.
(5)Mr. Wagner informed the Company he will resign from the Board effective as of the 2025 annual meeting.
(6)Mr. Davidson joined our Board on March 14, 2025.

Nominees for Director

Camille Drummond	Skills and Qualifications Provided to Our Board
Age: 56 Independent Director Since: 2024
•Extensive financial and accounting expertise at an international, FTSE10 company
•Significant experience leading process transformation within the CFO office
•Experience leading large-scale organizational and digital transformation to drive bottom line growth and value at one of the world’s largest companies
•Well versed in business process modernization
•A qualified accountant with expertise in strategy and financial management
•Qualifies as a “financial expert” under applicable SEC rules

Committees:	Professional Experience Highlights
Audit	BP p.l.c., an integrated energy business with operations globally: Senior Vice President for Global Business Services (GBS) (2018-present), Head of Group Planning and Performance (2016-2018), Global Head of Trading Business Services (2014-2016), Chief Financial Officer of European Gas and Power trading business (2011-2014), Senior Finance Officer (2009-2011), Chief of Staff to Group Deputy CFO (2007-2009)
Various finance roles (1989-2007)
Education
•M.B.A. from Henley Management College

Brunilda Rios	Skills and Qualifications Provided to Our Board
Age: 59 Independent Director Since: 2023
•Extensive financial and accounting expertise, including as Chief Accounting Officer of a publicly traded company
•Broad-ranging experience leading digital and process transformation within the CFO office
•Facilitated widespread adoption of AI technology
•Extensive management experience in the technology industry
•Expertise in strategy and financial management
•Qualifies as a “financial expert” under applicable SEC rules

Committees:	Professional Experience Highlights
Audit (Chair) Technology & Cybersecurity
•Dell Technologies, a leading technology and IT solutions company: Chief Accounting Officer (2020-present), SVP Global Revenue (2018-2020), VP Corporate Accounting (2016-2018), Executive Director - Corporate Accounting and Reporting (2005-2016), and Dell Financial Services, Corporate and Treasury Accounting Manager (2000-2005)

Education
•Bachelor’s degree in Accounting and Finance from the University of Puerto Rico

Dr. Barbara Whye	Skills and Qualifications Provided to Our Board
Age: 57 Independent Director Since: 2021
•Seasoned Human Capital Management Executive with a proven track record of driving workplace development
•Spearheaded employee retention initiatives while leading large global teams
•25 years of leadership experience in the technology industry
•Led and oversaw the maturation of strategy at a publicly traded mega-cap technology company
•Extensive experience advancing companies by developing, engaging, and empowering employees
•In-depth knowledge of the technology sector and corporate strategy

Committees:	Professional Experience Highlights
Nominating & Corporate Governance (Chair)
•Apple Inc., a consumer electronics and technology company: Retired as Vice President of Inclusion and Diversity (2021-2024)
•Intel Corporation, a semiconductor chip and technology company: Chief Diversity and Inclusion Officer and Corporate Vice President of Social Impact (2017-2021), Director of Strategy and External Alliances (2015-2017), Director of Diversity in Technology Initiative (2015), Director of Global Strategic Initiatives (2009-2015), and Business Operations and Talent Manager (1997-1999)

Education

•B.S. in Electrical Engineering from the University of South Carolina (USC)
•M.B.A. from USC’s Darla Moore School of Business
•PhD in Artificial Intelligence (“AI”) and Ethics from the School of Future of Innovation in Society at Arizona State University

Mika Yamamoto	Skills and Qualifications Provided to Our Board
Age: 52 Independent Director Since: 2019
•Leadership and management experience as an executive of a publicly-traded SaaS company.
•Significant expertise in enterprise, mid-market and SMB sales, support. and marketing in the software industry
•Helped several industry leaders build their brands, including cloud technology and blue chip enterprise tech companies
•More than 20 years of channel, strategy, and operations experience at leading global organizations
•Expertise in data analysis and trend interpretation to drive customer engagement
•In-depth knowledge of the technology sector and software-as-a-service

Committees:	Professional Experience Highlights
Compensation (Chair)
•Freshworks, a cloud-based customer service software company: Chief Customer and Marketing Officer (2023-present)
•F5 Networks, Inc., an enterprise network monitoring and technology company: Chief Customer Engagement and Marketing Officer (2019-2023)
•Marketo, Inc., an Adobe Company: Global President of Marketo (2018) and then SVP and General Manager of Marketo at Adobe after it was acquired (2018-2019)
•SAP SE, an enterprise business application company: Chief Digital Marketing Officer (2017-2018) and Chief Marketing Officer of SMB (2016-2017)
•Amazon.com, Inc., a retail and cloud computing company: Head of Marketing & Merchandising - Amazon Books (2015-2016)
•Drumroll, a brand experience agency: Growth Officer and Strategist (2013-2015)

Education
•Bachelor of Commerce, Economics and Marketing from Queen’s University

Continuing Directors

Scott Davidson	Skills and Qualifications Provided to Our Board
Age: 59 Independent Director Since: 2025
•Extensive financial and accounting expertise, including as chief financial officer of a publicly traded technology company
•Significant experience leading digital and process transformation within the CFO office
•Extensive background leading technology and software companies, including as chief operating officer of a publicly traded technology company
•Extensive strategy, financial management, acquisitions, sales and marketing experience in the technology sector
•Significant strategic leadership, operational experience, and management experience at technology and software companies

Committees:	Professional Experience Highlights
None
•D4i Capital: Founder (2022-present)
•Alteryx, Inc., a data analytics software company: Chief Operating Officer (2019-2022)
•Docker, Inc., a software company: Chief Financial Officer (2019-2019)
•Hortonworks, Inc., a data software company: Chief Financial Officer and Chief Operating Officer (2017-2019), and exclusively as Chief Financial Officer (2014-2017)
•Quest Software, Inc., a software company: Chief Financial Officer (2007-2012)

Other Relevant Boards
•PowerGem, LLC (2024-present) •Technosylva (2022-present) •Tungsten Automation (2022-present) •Veracode (2022-present) •Appfire (2022-present)
Education
•B.S. in finance from Florida Atlantic University •M.B.A. from the University of Miami

David Henshall	Skills and Qualifications Provided to Our Board
Age: 56 Independent Director Since: 2024
•Extensive background leading technology and software companies, including as president and chief executive officer of a publicly traded technology company
•Significant public company board and corporate governance experience, including on the boards of technology and software companies
•Extensive financial and accounting expertise, including as chief financial officer of a publicly traded company
•Significant experience leading digital and process transformation within the CFO office
•Expertise in strategy and financial management, including qualifying as a “financial expert” under applicable SEC rules

Committees:	Professional Experience Highlights
Compensation
•Citrix Systems, Inc., a cloud computing and virtualization technology company: President and Chief Executive Officer (2017-2021), Chief Operating Officer and Chief Financial Officer (2014-2017), Executive Vice President and Chief Financial Officer (2011-2014), Senior Vice President, and Chief Financial Officer (2003-2011)
•Rational Software Corporation, a software company acquired by IBM Corporation: Chief Financial Officer and Treasurer (1998-2003)

Other Public Company Boards

•GitLab, Inc. (2025-present)
•Aspen Technology, Inc. (2024-2025)
•HashiCorp, Inc. (2022-2025)
•Everbridge, Inc. (2022-2024)
•New Relic, Inc. (2020-2023)
•Citrix Systems, Inc. (2017-2021)
•GoTo Group, Inc. (formerly LogMeIn, Inc.) (2017-2020)

Other Relevant Boards
•Feedzai, Inc. (2022-present)
Education
•B.S. in Business Administration from the University of Arizona •M.B.A. from Santa Clara University

Owen Ryan	Skills and Qualifications Provided to Our Board
Age: 62 Director Since: 2018 Chair of the Board Since: 2023
•Significant strategic leadership, including as president or chief executive officer
•Significant sales, marketing, and operational experience
•Extensive financial and accounting expertise
•Public company board and corporate governance experience
•Certified public accountant
•Expertise in strategy, operational and financial management

Committees:	Professional Experience Highlights
None
•BlackLine, Inc.: Co-Chief Executive Officer and Chairman (2023-present)
•Geller Advisors LLC, a provider of strategic advisory and wealth management services: Chief Executive Officer (2019-2022)
•Geller & Company, a provider of outsourced CFO and technology services: Chief Strategy Officer (2018-2022) and Managing Principal (2018-2022)
•AEGIS Insurance Services, Inc., a mutual insurance company: Chief Executive Officer and President (2016-2017)
•Deloitte Advisory, Deloitte & Touche LLP’s Risk Advisory practice: Chief Executive Officer and Managing Partner as well as various other roles (1985-2016)

Other Public Company Boards
•Lincoln National Corp. (September 2023-present)
Education
•M.B.A. from Columbia University •B.S. from New Jersey City University

Therese Tucker	Skills and Qualifications Provided to Our Board
Age: 63 Director Since: 2001
•Vision and unique expertise as the Company’s founder
•Extensive leadership experience in the finance and technology industry
•Operational insight and expertise gained as the company’s founder and Chief Executive Officer
•Experience in sales, marketing and product development in the technology industry, and deep knowledge of the Company’s customer base and product line

Committees:	Professional Experience Highlights
None
•BlackLine, Inc.: Co-Chief Executive Officer (2023-present), Executive Chair of the Board (2021-2023), and Chief Executive Officer and Founder (2001-2021)
•SunGard Treasury Systems, Inc. and SunGard Trading Systems, Inc., providers of software solutions and information technology services: Chief Technology Officer (1997-2001)

Education
•B.S. in Computer Science and Mathematics from University of Illinois at Urbana-Champaign

Thomas Unterman	Skills and Qualifications Provided to Our Board
Age: 80 Independent Director Since: 2010
•Substantial experience as an investment professional
•Extensive experience as an executive officer of a public company and as a director of private technology companies
•Historical knowledge of the Company and ability to bring continuity to the Board
•Expertise in strategy and operational and financial management

Committees:	Professional Experience Highlights
Compensation Nominating & Corporate Governance
•Rustic Canyon Partners, an early stage venture capital investment firm: Founding partner (1999-2024)
•Times Mirror Company, a newspaper publishing company that was acquired by Tribune Co.: Executive Vice President and Chief Financial Officer (1992-1999)
•Morrison & Foerster, an international law firm: Attorney (1986-1992)
•Orrick, Herrington, an international law firm: Attorney (1969-1986)

Other Relevant Boards
•Various civil rights and other charitable nonprofit organizations
Education
•B.A. from the Woodrow Wilson School of Public Affairs at Princeton University •J.D. from University of Chicago

Sophia Velastegui	Skills and Qualifications Provided to Our Board
Age: 49 Independent Director Since: 2020
•Extensive expertise in business, product leadership, product development, AI, data strategy, and engineering in the technology sector
•Significant strategic leadership, operational experience, and management experience at AI, technology, and software companies
•Expertise in strategy, AI, and technology
•Valuable expertise in cybersecurity provides our Board and its Technology and Cybersecurity Committee with deep knowledge in these areas

Committees:	Professional Experience Highlights
Audit Technology & Cybersecurity (Chair)
•Velastegui Ventures LLC: Chief Executive Officer (2020-present)
•National Artificial Intelligence Advisory Committee of the U.S. National Science Foundation, an independent federal agency that supports science and engineering: Member (2023-present)
•Aptiv PLC, an automotive technology company: Senior Vice President and Chief Product Officer (2022-2024)
•Microsoft Corporation, a software and technology company: Chief Technology Officer, AI in Business Applications (2020-2022) and GM of AI Products & Search (2017-2020)
•Doppler Labs, an audio technology company: Chief Product Officer (2017)
•Nest Labs, Inc., a home automation specialist company that was acquired by Google: Head of Silicon/Architecture Roadmap (2014-2017) and Lead for Silicon/ Architecture Roadmap (2014-2017)

Education
•M.S. in Mechanical Engineering from the University of California at Berkeley •B.S. in Mechanical Engineering from Georgia Institute of Technology

Director Not Continuing

William Wagner	Skills and Qualifications Provided to Our Board
Age: 58 Independent Director Since: 2023
•Significant strategic leadership and operational experience at technology and software companies, including as President or Chief Executive Officer
•Extensive sales and marketing leadership experience at technology companies
•Significant public company board and corporate governance experience, including on the boards of global, public technology and software companies
•In-depth knowledge of the technology sector and cybersecurity

Committees:	Professional Experience Highlights
Compensation Nominating & Corporate Governance Technology & Cybersecurity
•Semrush Holdings, Inc., an online visibility management software-as-a-service company: Chief Executive Officer (2025-present)
•GoTo Group, Inc. (formerly known as LogMeIn, Inc.), a provider of software-as-a-service and cloud-based remote work tools: President and Chief Executive Officer (2015-2022), President and Chief Operating Officer (2015) and Chief Operating Officer (2013-2014). In 2020, GoTo transitioned from being a publicly-traded company to being privately held.
•Vocus, Inc., a cloud marketing software provider: Executive Vice President and Chief Operating Officer (2010-2012) and Chief Marketing Officer (2006-2010)
•Fiberlink Communications, a mobile management and security company: Chief Marketing Officer (2000-2006)

Other Public Company Boards
•Avery Dennison Corp. (2022-present) •Semrush Holdings, Inc. (2022-present) •Akamai Technologies, Inc. (2018-2025) •GoTo Group, Inc. (formerly LogMeIn, Inc.) (Public 2015-2020, Private 2020-2022)
Education
•M.B.A from the Wharton School of Business, University of Pennsylvania •B.A. in History from Lafayette College
Board Structure
We understand the importance of having a board comprised of talented people with the highest integrity and the necessary skills and qualifications to oversee our business. Our Board is strong in its vision for the Company and its ability to oversee our strategy and exercise its business judgment to benefit our shareholders.

BOARD COMPOSITION
New Independent Directors in the Last 5 years	6
Average Director Tenure	6 years
Average Director Age	59.2
Number of Female Directors	6
Number of Ethnically Diverse Directors	5

Board Expertise
Our Nominating and Corporate Governance Committee regularly evaluates the overall skill set of our Board. Below is a summary of the primary experience, qualifications and skills that our director nominees and continuing directors bring to the Board. All information is as of March 11, 2025.

Capability	Description	Number of Directors
Cybersecurity	Deep insight in cybersecurity infrastructure, prioritization, and risk	6
SaaS Operations Leadership	Experience growing successful SaaS companies, strong knowledge of the operating model, evolution, and scaling of SaaS businesses	7
Investment	Experience creating long-term value through investment, acquisitions, and growth strategies	9
Executive Experience	Experience as a functional leader at a large, complex, global company	11
Modern Cloud Technologist	Deep knowledge in technology architecture, including SaaS, cloud-based platforms, integrated solutions, and customer data journey	8
Sales	Experience building global sales capability for cloud services and enterprise software	7
Marketing	Marketing and brand-building capability in rapidly changing industries, including new markets and opportunities for innovation and disruption	7
Finance	Financial expert with expertise in financial strategy, accounting, and reporting	8
People and Compensation	Expertise in aligning company culture, performance, reward, and talent with strategy, as well as remote and flexible work strategies	10
Governance, Risk and Compliance	Experience in public company corporate governance, privacy, compliance, policy, activism, and creating long term sustainable value	9
Director Independence
Our Board believes that it should consist of a substantial majority of independent directors, and has undertaken a review of its composition and the independence of each director. The Board has determined that, except for Mr. Ryan and Ms. Tucker, each of the other nine current directors is independent within the meaning of the listing rules of Nasdaq. In addition, our Board has undertaken a review of the members of its committees serving as of March 11, 2025 and has determined that:
•Ms. Drummond, Ms. Rios, and Ms. Velastegui satisfy the enhanced independence standards for Audit Committee members established by applicable SEC and Nasdaq rules.
•Mr. Henshall, Mr. Unterman, Mr. Wagner, and Ms. Yamamoto satisfy the enhanced independence standards for Compensation Committee members established by applicable SEC and Nasdaq rules.
•Mr. Unterman, Mr. Wagner, and Dr. Whye satisfy the independence standards for Nominating and Corporate Governance Committee members established by applicable Nasdaq rules.1
There are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Our Board has adopted corporate governance guidelines that provide that there will at all times be a majority of independent directors on the Board, as defined by the applicable Nasdaq rules. The guidelines further provide that if the Board does not have an independent Chair, then a Lead Independent Director will be appointed by the Board, which we believe strengthens our governance and the independent role of the Board.
Chair of the Board
Mr. Ryan was appointed Chair of the Board in January 2023 as part of a planned succession of Board leadership. At the time of his appointment, Mr. Ryan was an independent director and therefore the Board did not appoint a Lead Independent Director. When Mr. Ryan was appointed Co-Chief Executive Officer (“Co-CEO”) in March 2023, he was no longer an independent director, and accordingly the Board again appointed a Lead Independent Director. The role of the Lead Independent Director is described below. The Chair of the Board determines the agenda and presides over the meetings of the
1 Amit Yoran served as a member of our Nominating and Corporate Governance Committee until his death in January 2025. During his period of service, Mr. Yoran satisfied the independence standards for Nominating and Corporate Governance Committee members established by applicable Nasdaq rules.

Board and may also call special meetings of the Board. The Chair of the Board also has the power to call special meetings of stockholders, to preside over meetings of the stockholders, and to perform such other duties as may be requested by the Board. The Board believes that having a strong strategic leader as Chair of the Board is important and enables the Board to best oversee and support the strategic direction of the Company.
Lead Independent Director
Mr. Unterman was appointed as Lead Independent Director in March 2023. Mr. Unterman is a seasoned director with extensive experience as a public company executive and investment professional, and has advised our senior management in key areas and provided independent oversight in his roles on various committees. Mr. Unterman brings continuity to our Board and has been appointed as Lead Independent Director due to his experience as a strong independent leader. The Lead Independent Director has authority to call meetings of the independent directors, determines the agenda and presides over such meetings, and also facilitates discussion among the independent directors on key issues and concerns outside of formal meetings of the Board. The Lead Independent Director collaborates with the Chair and management regarding Board agendas and materials in advance of meetings, serves as a liaison between the independent directors and the non-independent directors, and briefs the Co-CEOs on input arising from executive sessions. In addition, the Lead Independent Director engages with the stockholders and other stakeholders of the Company as requested, and performs such other responsibilities as the majority of the independent directors may determine from time to time.
The Board believes that this leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing both the Board and management to benefit from Mr. Ryan's leadership and years of experience in the technology industry, as well as his deep knowledge of the Company, its strategies, opportunities and risks from his current role as Co-CEO. We believe the expertise of Mr. Ryan and Mr. Unterman serving in Board leadership roles and Mr. Ryan as Co-CEO, together with the outside experience, oversight, and expertise of our independent directors, allows for different perspectives and facilitates effective strategy development that benefits our stockholders. This structure enables Mr. Ryan to act as the key link between the Board and other members of management. Further, the Board believes that Mr. Ryan's combined role enables decisive leadership in management and on the Board, ensures strategic and operational direction, and enhances the Company's ability to communicate its message and strategy clearly and consistently to its stockholders, employees, customers, and partners. At this time, the Board believes that stockholders are best served by this leadership structure.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations, including longer-term risks as well as near-term risks and potential business continuity risks. Management is responsible for the day-to-day management of risks the Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our Board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular Board meeting, receives reports on all significant committee activities at each regular Board meeting, and evaluates the risks inherent in significant transactions. In its assessment of risks and risk management, our Board and its committees consult with outside advisors, including the Company's independent auditors, legal counsel and the compensation consultant engaged by the Compensation Committee.
Our Board committees assist our Board in fulfilling its oversight responsibilities as further described below.
The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to oversight of risk assessment and risk management generally, and specifically in the areas of internal control over financial reporting and disclosure controls and procedures, and legal and regulatory compliance. The Audit Committee oversees our internal control environment and evaluates the effectiveness of our internal controls at least annually. Supplementing these processes, the Audit Committee regularly meets in executive session with our Vice President of Internal Audit and representatives of our independent registered public accounting firm, and as needed with other members of management.
Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to risks relating to our corporate governance practices, the independence of the Nominating and Corporate Governance Committee and potential conflicts of interest, as well as our policies and practices with regard to environmental, social, and governance (“ESG”) matters. In addition, as part of its oversight of the composition of our Board, our Nominating and Corporate Governance Committee takes into account the Company's business, risks, and strategies to determine the appropriate expertise needed on our Board.

Our Compensation Committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking.
Our Technology and Cybersecurity Committee assists our Board in fulfilling its oversight responsibilities with respect to risks relating to the Company’s information security, data privacy, and disaster recovery capabilities.
Our Board believes its current leadership structure supports the risk oversight function of the Board. In particular, our Board believes that our Lead Independent Director and our majority of independent directors provide a well-functioning and effective balance to the members of executive management on our Board. Further, our Board and Compensation Committee review and discuss with management matters related to compensation and benefits, business conduct and compliance, and executive succession planning. During 2024, the Board and its committees also reviewed and discussed with management on a regular basis, the impact of fluctuating macroeconomic trends on BlackLine’s operations, as well as management’s strategies and initiatives to respond to and mitigate adverse impacts of economic uncertainty, such as economic risk and risks related to longer sales cycles.
Board Education
Our director orientation materials and discussions with management generally cover: (i) corporate governance matters; (ii) finance and investor relations matters; (iii) human capital matters; (iv) technology matters, including product overview and roadmap; (v) customer interactions, including sales, implementation, training, and enablement programs; and (vi) cybersecurity matters, including strategy, and new projects and investments. We also reimburse directors who attend continuing director education programs for fees and related expenses.
Board Meetings and Committees
During our fiscal year ended December 31, 2024, our Board held thirteen meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods when he or she served. We do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, but we strongly encourage our directors to attend. A majority of the then-serving directors attended our 2024 annual meeting of stockholders.
Our Board has established a standing Audit Committee, a standing Compensation Committee, a standing Nominating and Corporate Governance Committee, and as of February 2024, a standing Technology and Cybersecurity Committee. Each of the committees has the composition and the responsibilities described below. All information below is as of March 11, 2025.
Audit Committee
Our Audit Committee consists of Ms. Drummond, Ms. Rios, and Ms. Velastegui, with Ms. Rios serving as Chair. Each of Ms. Drummond and Ms. Rios, is considered an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and all members of the Audit Committee are financially literate.
Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee also:
•oversees the work of our independent registered public accounting firm (“independent auditors”) and our internal control functions;
•approves the hiring, discharging, and compensation of our independent auditors;
•approves engagements of the independent auditors to render any audit or permissible non-audit services;
•reviews the qualifications, independence, and performance of our independent auditors;
•reviews the scope of the annual audit;
•reviews our financial statements and reviews our critical accounting policies and estimates;
•reviews the adequacy and effectiveness of our internal controls;
•reviews and discusses with management and our independent auditors the results of our annual audit and our quarterly financial statements;

•oversees our liquidity needs and borrowing requirements;
•reviews our investment policy and performance;
•reviews our risk assessment and risk management processes;
•establishes procedures for receiving, retaining, and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and
•reviews and approves related-party transactions under Item 404 of Regulation S-K.
Our Audit Committee operates under a written charter approved by our Board and that satisfies the applicable rules and regulations of the SEC and Nasdaq listing rules. The charter is available on our website at http://investors.blackline.com. Our Audit Committee held five meetings during 2024.
Compensation Committee
Our Compensation Committee consists of Mr. Henshall, Mr. Unterman, Mr. Wagner, and Ms. Yamamoto, with Ms. Yamamoto serving as Chair.
Our Compensation Committee oversees our corporate compensation programs. Our Compensation Committee also:
•reviews and recommends policies relating to compensation and benefits of our officers and employees;
•reviews and approves corporate goals and objectives relevant to the compensation of our Co-Chief Executive Officers and other senior officers;
•evaluates the performance of our officers in light of established goals and objectives;
•recommends compensation of our officers based on its evaluations;
•oversees the Company's efforts to promote employee engagement and talent development;
•administers our equity compensation plans; and
•makes recommendations regarding non-employee director compensation to the full Board.
Our Compensation Committee operates under a written charter approved by our Board and that satisfies the applicable rules and regulations of the SEC and Nasdaq listing rules. The charter is available on our website at http://investors.blackline.com. Our Compensation Committee held eight meetings during 2024.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Mr. Unterman, Mr. Wagner,2 and Dr. Whye, with Dr. Whye serving as Chair.
Our Nominating and Corporate Governance Committee oversees and assists our Board in reviewing and recommending nominees for election as directors. Our Nominating and Corporate Governance Committee also:
•evaluates and makes recommendations regarding the organization and governance of the Board and its committees;
•assesses the performance of members of the Board and makes recommendations regarding committee and Chair assignments;
•recommends desired qualifications for Board membership and conducts searches for potential members of the Board;
•reviews and makes recommendations with regard to our corporate governance guidelines;
•approves our committee charters;
•oversees compliance with our code of business conduct and ethics;
•oversees our programs relating to corporate responsibility and sustainability;
•contributes to succession planning;
2 Mr. Wagner joined our Nominating and Corporate Governance Committee in February 2025.

•reviews actual and potential conflicts of interest of our directors and officers other than related-party transactions reviewed by our Audit Committee; and
•oversees the Board self-evaluation process.
Our Nominating and Corporate Governance Committee operates under a written charter approved by our Board and that satisfies the applicable rules and regulations of the SEC and Nasdaq listing rules. The charter is available on our website at http://investors.blackline.com. Our Nominating and Corporate Governance Committee held five meetings in 2024.
Technology and Cybersecurity Committee
Our Technology and Cybersecurity Committee operates under a written charter approved by our Board, and consists of Ms. Rios, Ms. Velastegui, and Mr. Wagner, with Ms. Velastegui serving as Chair.3
Our Technology and Cybersecurity Committee assists the Board in fulfilling its responsibilities with respect to the oversight of the Company’s senior technology management team with regard to major technology-related projects, initiatives and investments. The Technology and Cybersecurity Committee also, in coordination with the Audit Committee, oversees risk related to the quality and effectiveness of the Company’s information security, data privacy, and disaster recovery capabilities. The Technology and Cybersecurity Committee also:
•reviews the financial, strategic, and operational benefits of proposed major technology-related projects;
•reviews the progress of major technology-related projects and initiatives, including AI initiatives;
•makes recommendations to the Board with respect to technology-related projects, initiatives, and investments that require Board approval;
•periodically reviews with the Company’s senior technology management team trends in technology, applications, and systems that relate to or affect the Company’s technology strategy or programs;
•oversees and assesses the Company’s cybersecurity threat landscape, and the quality and effectiveness of the Company’s information security programs;
•in coordination with the Audit Committee, reviews with management and oversees any course of action with respect to potential and actual breach incidents;
•reviews with management the Company’s compliance with laws and industry standards applicable to information security and data protection and privacy; and
•consults with the Audit Committee regarding technology systems and processes that relate to or affect the Company’s internal control systems.
Our Technology and Cybersecurity Committee operates under a written charter approved by our Board. Our Technology and Cybersecurity Committee held four meetings in 2024.
Compensation Committee Interlocks and Insider Participation
During 2024, our Compensation Committee was comprised of Mr. Henshall,4 Mr. Thompson,5 Mr. Unterman, Mr. Wagner,6 Ms. Yamamoto, and Mr. Yoran,7 with Ms. Yamamoto serving as Chair. None of the members of our Compensation Committee that served during the last completed fiscal year was, during such fiscal year, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
3 Amit Yoran served as a member of our Technology and Cybersecurity Committee until his death in January 2025.
4 Mr. Henshall joined our Compensation Committee in September 2024.
5 Mr. Thompson served as a member of our Board, Compensation Committee and Audit Committee until the date of the 2024 annual meeting, when he did not stand for re-election.
6 Mr. Wagner joined our Compensation Committee in February 2024.
7 Mr. Yoran served as a member of our Compensation Committee from January 2023 to February 2024, when he was replaced by Mr. Wagner.

Considerations in Evaluating Director Nominees
The Board believes the fresh perspectives brought by newer directors are critical to a forward-looking and strategic-minded Board when appropriately balanced with the deep understanding of our business provided by longer-serving directors. Accordingly, we have maintained a deliberate mix of new and longer-tenured directors on the Board, and the Nominating and Corporate Governance Committee is focused on maintaining an optimal mix of tenures, backgrounds, skills, and perspectives. In its evaluation of director candidates, including the members of the Board eligible for re-election, our Nominating and Corporate Governance Committee considers the current size and composition of the Board, the needs of the Board and its respective committees, the directors nominated or designated in accordance with the Stockholders’ Agreement, if applicable, and the desired Board qualifications, expertise, and characteristics, including such factors as business experience, industry knowledge, and skill sets. Our Nominating and Corporate Governance Committee may consider such factors as differences in professional background, education, skill, and other individual characteristics, qualities, and attributes that contribute to the total mix of viewpoints and experience represented on the Board. Our Nominating and Corporate Governance Committee has engaged an executive search firm to assist in identifying and recruiting potential candidates for membership on our Board.
Our Nominating and Corporate Governance Committee evaluates each individual in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests with high character and integrity, and the exercise of sound judgment using its background and experience in various areas. The Board annually evaluates the performance of the Board and its committees. Our Nominating and Corporate Governance Committee reviews self-assessment questionnaires to evaluate the performance of individual members. In determining whether to recommend a director for re-election, our Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and the Company, and other qualifications and characteristics determined by the Board. Each director must ensure that other existing and anticipated future commitments do not materially interfere with his or her service as a director.
After completing its review and evaluation of director candidates, in accordance with the rules of Nasdaq, our Nominating and Corporate Governance Committee will recommend a director nominee for selection by our Board. Our Board has the final authority in determining the selection of director candidates for nomination to our Board.
Stockholder Recommendations for Nominations to Our Board
A stockholder that wants to recommend a candidate for election to the Board should direct the recommendation in writing by letter to the Company, attention of our Chief Legal and Administrative Officer, at BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367. Such recommendation should include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between us and the candidate, and evidence of the recommending stockholder’s ownership of our stock. Such recommendation should also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership. We do not have a formal policy regarding the consideration of director candidates recommended by stockholders, but subject to the foregoing, our independent directors will consider candidates recommended by stockholders in the same manner as candidates recommended from other sources. Our independent directors have discretion to decide which individuals to recommend for nomination as directors. Our Board has the final authority in determining the selection of director candidates for nomination to our Board. A stockholder that wants to nominate a person directly for election to the Board at an annual meeting of the stockholders must meet the deadlines and other requirements set forth in our Bylaws, and the rules and regulations of the SEC. Any nomination should be sent in writing to BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367, Attention: Corporate Secretary. To be timely for our 2026 annual meeting of stockholders, our corporate secretary must receive the nomination no earlier than January 9, 2026 and no later than February 8, 2026. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act. Please see the section entitled “Stockholder Proposal Deadlines for 2026 Annual Meeting” in this proxy statement for more information.
Agreements Related to Our Board
Stockholders’ Agreement
In connection with our initial public offering, we entered into an Amended and Restated Stockholders’ Agreement with Silver Lake Sumeru Fund, L.P., Silver Lake Technology Investors Sumeru, L.P., Iconiq Strategic Partners, L.P., ICONIQ Strategic Partners-B, L.P., Iconiq Strategic Partners Co-Invest, L.P., BL Series and Iconiq Strategic Partners Co-Invest, L.P., BL2 Series, Therese Tucker and Mario Spanicciati (together, the “Stockholder Parties”), dated as of October 27, 2016 (or the “Stockholders’ Agreement”). Pursuant to the Stockholders’ Agreement, only Ms. Tucker continues to beneficially own a sufficient number of shares to designate a designee on our Board. Ms. Tucker will continue to be entitled to membership on our

Board for so long as she continues to hold 5% or more of the issued and outstanding common stock (the “Designation Threshold”) as of the Ownership Measurement Date (as defined in the Stockholder Agreement); provided, however, that if Ms. Tucker ceases to be employed by the Company for any reason and she beneficially owns less than the Designation Threshold, she will be required to immediately tender her resignation from our Board effective only upon acceptance by our Board, and our Board may, in its sole discretion, accept or reject such resignation. If our Board rejects the resignation, Ms. Tucker will continue to have the right to be designated for membership on our Board; provided that our Board will have the right, by unanimous vote of the other directors (excluding Ms. Tucker), to require her resignation from our Board if our Board determines such resignation would be in the best interests of the Company, regardless of the number of shares of common stock held by Ms. Tucker. The affiliates of each of the Stockholder Parties who continue to hold shares have agreed to vote their shares in favor of Ms. Tucker.
Agreement with Scalar Gauge
On March 9, 2025, we entered into a cooperation letter agreement (the “Cooperation Agreement”) with Scalar Gauge Fund, LP and certain other parties (collectively, “Scalar Gauge”). The Agreement includes provisions regarding various matters agreed amongst the parties thereto, including but not limited to the appointment of a new director, procedures for determining replacements for the newly appointed director, voting commitments, “standstills” restricting certain conduct and activities during the periods specified in the Cooperation Agreement, non-disparagement, and certain other items that are addressed in the Cooperation Agreement. A description of the Cooperation Agreement and a copy thereof are included in a Form 8-K filed with the SEC on March 9, 2025. Pursuant to the Cooperation Agreement, Scott Davidson was appointed to our Board with a term beginning on March 14, 2025 and pursuant to the Cooperation Agreement, he will be appointed to one of the standing committees of the Board prior to the Annual Meeting.
Communications with the Board of Directors
Stockholders may communicate with our non-management directors through our Chief Legal and Administrative Officer at BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367. Our Chief Legal and Administrative Officer will, in consultation with appropriate directors as necessary, review incoming stockholder communications and decide whether a response to any stockholder or interested party communication is necessary.
This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), which are discussed further in the section entitled “Stockholder Proposal Deadlines for 2026 Annual Meeting” in this proxy statement.
Code of Business Conduct and Ethics
Our Board has adopted a written code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Co-CEOs, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of business conduct and ethics is available on the corporate governance section of our website, which is located at http://investors.blackline.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act. We are committed to maintaining high standards of financial integrity, open communication, and a workplace environment where employees can raise concerns free of harassment, discrimination or retaliation. We maintain a formal whistleblower policy which describes the means by which employees, directors, and officers can report suspected violations of our code of business conduct and ethics. Reports of suspected violations may be made directly to human resources or the legal department, or through our reporting hotline, which allows anonymous reporting where permitted by law. Retaliation is strictly prohibited under both our code of business conduct and ethics and our whistleblower policy.
Director Stock Ownership Guidelines
In February 2020, the Compensation Committee and the Nominating and Corporate Governance Committee recommended, and our Board approved, stock ownership guidelines for our directors. Under these guidelines, each director is expected to attain minimum levels of stock ownership equal to 4x the director’s annual cash retainer for service on our Board (not including any additional fees received for committee service or serving as a Chair of a committee). The value for purposes of satisfying this requirement is the 90-day trailing average of the closing price of our common stock as of the last trading day of the fiscal year prior to the compliance date. Directors have until the later of February 2025 or, if applicable, the fifth anniversary of the date they join our Board to attain the requisite level of ownership. If a director does not achieve the minimum level of ownership by the director’s compliance date, then 50% of the after-tax value of the director’s exercised options or vested time-based restricted stock units (“RSUs”) will be retained until the minimum level of ownership for the director is met. As of

December 31, 2024, all of our non-employee directors were in compliance with the stock ownership requirements under the guidelines.
Insider Trading Compliance Policy and Practices
We have adopted insider trading policies and procedures that govern the purchase, sale, and other dispositions of our securities by ourselves, directors, officers, or employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable listing standards (our “Insider Trading Compliance Policy”). Our Insider Trading Compliance Policy prohibits all our employees, including our named executive officers, and the members of our Board from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging our securities as collateral or holding our securities in a margin account. A copy of our Insider Trading Compliance Policy was filed as Exhibit 19 to our 2024 Form 10-K. We also maintain guidelines for entering into a pre-arranged trading plan pursuant to Rule 10b5-1 of the Exchange Act. It is BlackLine’s practice to comply with all applicable laws when engaging in transactions in BlackLine’s securities.
Corporate Responsibility and Sustainability
BlackLine recognizes the importance of a thoughtful approach to corporate citizenship, and this is reflected in our Board's oversight of our ESG programs. Our Nominating and Corporate Governance Committee oversees our programs relating to corporate responsibility and sustainability, including environmental, social, and corporate governance matters, and our Compensation Committee oversees our efforts to develop our workforce, and management's efforts to foster a corporate culture in alignment with the Company's values and strategy.
In 2025, we published an environmental sustainability report on our website at http://www.blackline.com/legal/blackline-corporate-responsibility/ that describes our environmental sustainability initiatives and carbon emissions, and aligns to globally-recognized ESG reporting frameworks and standards. Although these disclosures are not incorporated by reference into this proxy statement, we believe our environmental sustainability report offers valuable insights into the ways our business aligns favorably with important goals in these areas, and we intend to periodically update that report to reflect any significant developments in our environmental sustainability initiatives and metrics.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Outside Director Compensation Policy
Members of our Board who are not employees are eligible for compensation under our Outside Director Compensation Policy, adopted in 2016 in connection with our initial public offering. Mr. Ryan and Ms. Tucker, our Co-CEOs, do not receive compensation under our Outside Director Compensation Policy at any time they are serving as employees of the Company.
The Outside Director Compensation Policy was developed in consultation with Compensia, Inc. (“Compensia”), an independent compensation consulting firm. Compensia provided recommendations and competitive non-employee director compensation data and analyses. Our Board considered and discussed these recommendations and data, and considered the specific duties and committee responsibilities of particular directors. Our Board adopted Compensia’s recommendations when it approved our Outside Director Compensation Policy, which we believe provides our non-employee directors with reasonable and appropriate compensation that is commensurate with the services they provide and competitive with compensation paid by our peer group companies to their non-employee directors.
The Compensation Committee periodically reviews the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by Compensia. As part of this analysis, Compensia reviews non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the Compensation Committee in connection with its review of executive compensation.
Under our Outside Director Compensation Policy as in effect for fiscal year 2024, non-employee directors received compensation in the form of equity and cash, as described below:
Cash Compensation
During fiscal year 2024,8 each non-employee director was eligible to receive the following annual cash retainers for certain Board and/or committee service:

Board/Committee	Member ($)
Board	40,000
Audit Committee	10,000
Compensation Committee	7,500
Technology and Cybersecurity Committee	5,000
Nominating and Corporate Governance Committee	4,000
Each non-employee director serving as Lead Independent Director or a committee Chair was eligible to receive the following additional cash retainers:
Chair of the Board: $43,0009
Lead Independent Director: $30,000
Audit Committee Chair: $20,000
Compensation Committee Chair: $15,000
Technology and Cybersecurity Committee Chair: $10,000
Nominating and Corporate Governance Committee Chair: $8,000
All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.
Equity Compensation
Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2016 Equity Incentive Plan (“2016 Plan”), or the applicable equity plan in place at the time of grant, including discretionary awards not covered under our Outside Director Compensation Policy. All grants of awards under our Outside Director Compensation Policy are automatic and nondiscretionary.
8 Our Technology and Cybersecurity Committee was formed in February 2024.
9 This amount is not currently applicable because an employee director serves as Chair of the Board.

Initial Award
During fiscal year 2024,10 upon joining our Board, a newly-elected non-employee director would receive an initial equity award having a grant date fair value equal to $200,000 multiplied by a fraction, (1) the numerator of which is (x) 12 minus (y) the number of full months between the date of the last annual meeting of stockholders and the date the individual becomes a member of the Board and (2) the denominator of which is 12 (rounded to the nearest whole share) (“Initial Award”). The Initial Award was comprised of time-based RSUs. The Initial Award is granted on the date on which such person first becomes a non-employee director.
Subject to the terms of the policy, the Initial Award vests as to 100% of the shares subject thereto upon the earlier of the one-year anniversary of the grant date or the day prior to our next annual meeting of stockholders, subject to the individual’s continued service through the applicable vesting date. An employee director who ceases to be an employee but remains a director will not receive an Initial Award.
Annual Award
On the date of our annual meeting of our stockholders, each non-employee director automatically was granted an equity award having a grant date value equal to $200,000 (“Annual Award”) subject to such individual continuing to be an outside director. The Annual Award was comprised of RSUs. Subject to the terms of the policy, each Annual Award vests as to 100% of the shares subject thereto upon the earlier of the one-year anniversary of the grant date or the day prior to our next annual meeting occurring after the grant date, subject to the individual’s continued service through the applicable vesting date.
The grant date value of all equity awards granted under our Outside Director Compensation Policy is determined in accordance with accounting principles generally accepted in the United States of America.
Any award granted under our Outside Director Compensation Policy will fully vest in the event of a change in control, as defined in our 2016 Plan, provided that the individual remains a director through such change in control.
Recent Changes to Outside Director Compensation Policy
In the first quarter of fiscal year 2024, as part of a regular review of our Outside Director Compensation Policy, and in consultation with our independent compensation consultant, the Board approved amendments to the Outside Director Compensation Policy to increase each non-employee director’s annual equity award from having a grant date fair value equal to $185,000 to having a grant date fair value equal to $200,000. In addition, the Outside Director Compensation Policy was amended to increase the initial equity award received by a non-employee director from having a grant date fair value equal to $185,000 to having a grant date fair value equal to $200,000. The changes to the initial equity award and annual equity award were effective as of the 2024 annual meeting. Furthermore, effective as of February 14, 2024, each non-employee director who serves on the Technology and Cybersecurity Committee is eligible to receive an annual cash retainer of $5,000, or in the case of the chair of the Technology and Cybersecurity Committee, an annual cash retainer of $10,000.
10 With respect to the Technology and Cybersecurity Committee, effective from its formation in February 2024.

Director Compensation Table
The following table provides information regarding compensation of our non-employee directors for service as directors, for the year ended December 31, 2024. The Company reimburses each outside director’s reasonable, customary, and properly documented travel expenses to attend Board meetings.

Name	Fees Earned or Paid in Cash($)(1)	Option Awards ($)	Stock Awards ($)(2)		Total ($)
Scott Davidson(6)	—	—	—		—
Camille Drummond(7)	39,835	—	230,822	(3)(4)	270,657
David Henshall(8)	12,908	—	133,326	(5)	146,234
Brunilda Rios(9)	64,396	—	199,976	(3)	264,372
Kevin Thompson(10)	20,536	—	—		20,536
Thomas Unterman(11)	81,500	—	199,976	(3)	281,476
Sophia Velastegui(12)	58,791	—	199,976	(3)	258,767
William Wagner(13)	50,989	—	199,976	(3)	250,965
Barbara Whye(14)	48,000	—	199,976	(3)	247,976
Mika Yamamoto(15)	55,000	—	199,976	(3)	254,976
Amit Yoran(16)	49,302	—	199,976	(3)	249,278
_________________
(1)The amount shown reflects an annual cash retainer for such director’s service as a member of our Board and, if applicable, Lead Independent Director, Chair of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee or Technology and Cybersecurity Committee, or membership on our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, or Technology and Cybersecurity Committee.
(2)RSUs are shown at their aggregate grant date fair value in accordance with authoritative accounting guidance on stock compensation. The fair value of each RSU is measured based on the closing price of our common stock on the date of grant.
(3)Ms. Drummond, Ms. Rios, Mr. Unterman, Ms. Velastegui, Mr. Wagner, Dr. Whye, Ms. Yamamoto, and Mr. Yoran were each awarded RSUs covering 3,390 shares of our common stock on May 9, 2024. Excluding Mr. Yoran due to his death in January 2025, 100% of the shares subject to the RSUs will vest upon the earlier of May 9, 2025 or the day prior to our next annual meeting of stockholders, subject to each of their continued services with us through such date.
(4)Upon joining our Board on March 15, 2024, Ms. Drummond was awarded RSUs covering 470 shares of our common stock. 100% of the shares subject to the RSUs vested on May 8, 2024.
(5)Upon joining our Board on September 23, 2024, Mr. Henshall was awarded RSUs covering 2,602 shares of our common stock. 100% of the shares subject to the RSUs will vest on May 7, 2025, subject to his continued service with us through such date.
(6)Upon joining our Board on March 14, 2025, Mr. Davidson was awarded RSUs covering 668 shares of our common stock. 100% of the shares subject to the RSUs will vest on May 7, 2025, subject to his continued service with us through such date. Mr. Davidson did not hold any RSUs as of December 31, 2024.
(7)Ms. Drummond held 3,390 RSUs as of December 31, 2024.
(8)Mr. Henshall held 2,602 RSUs as of December 31, 2024.
(9)Ms. Rios held 3,390 RSUs as of December 31, 2024.
(10)Mr. Thompson served as a member of our Board, Compensation Committee, and Audit Committee until the date of the 2024 annual meeting, when he did not stand for re-election.
(11)Mr. Unterman held 3,390 RSUs as of December 31, 2024.
(12)Ms. Velastegui held 3,390 RSUs as of December 31, 2024.
(13)Mr. Wagner held 3,390 RSUs as of December 31, 2024.
(14)Dr. Whye held 3,390 RSUs as of December 31, 2024.
(15)Ms. Yamamoto held 3,390 RSUs, and stock options to purchase a total of 766 shares of our common stock as of December 31, 2024.
(16)Reflects the compensation paid to Mr. Yoran prior to his death in January 2025. Mr. Yoran held 3,390 RSUs as of December 31, 2024.

PROPOSAL NUMBER 1
ELECTION OF CLASS III DIRECTORS
Our Board is currently comprised of eleven directors and is divided into three staggered classes of directors. At the annual meeting, four Class III directors will be elected to our Board by the holders of our common stock to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Nominees for Director
Our Nominating and Corporate Governance Committee has recommended to our Board, and upon such recommendation, our Board has nominated, Ms. Drummond, Ms. Rios, Dr. Whye and Ms. Yamamoto for re-election as Class III directors at the 2025 annual meeting of stockholders. Ms. Drummond and Ms. Rios are standing for election by stockholders for the first time. Each was initially recommended for consideration as a director by the Nominating and Corporate Governance Committee by a third-party search firm. If elected, Ms. Drummond, Ms. Rios, Dr. Whye and Ms. Yamamoto will serve as Class III directors until the 2028 annual meeting and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. For more information concerning the nominees, please see the section entitled “Board of Directors and Corporate Governance.”
Ms. Drummond, Ms. Rios, Dr. Whye and Ms. Yamamoto have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee who may be proposed by our Nominating and Corporate Governance Committee and designated by the present Board to fill the vacancy.
Required Vote
The Class III directors will be elected by a plurality of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the election of directors. In other words, the four nominees receiving the highest number of “FOR” votes will be elected as Class III directors. You may vote (i) “FOR” for each director nominee or (ii) “WITHHOLD” for each director nominee. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld, for the election of Ms. Drummond, Ms. Rios, Dr. Whye and Ms. Yamamoto. “WITHHOLD” votes and broker non-votes will have no effect on the outcome of this proposal.
Board Recommendation
Our Board recommends a vote “FOR” the election to the Board of Camille Drummond, Brunilda Rios, Barbara Whye, and Mika Yamamoto as Class III directors.

PROPOSAL NUMBER 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2025. During 2024, PwC served as our independent registered public accounting firm.
Notwithstanding its appointment and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. Our Audit Committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our Audit Committee may consider whether it should appoint another independent registered public accounting firm. A representative of PwC is expected to be telephonically present at the virtual annual meeting, where he or she will be available to respond to appropriate questions and, if he or she desires, to make a statement.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents the aggregate fees billed for professional audit services and other services rendered to us by PwC for our fiscal years ended December 31, 2024 and 2023.

	Fiscal Year Ended
	2024	2023
Audit Fees(1)	$2,894,219	$2,465,125
Audit-related Fees	—	—
Tax Fees(2)	88,384	80,500
All Other Fees	2,000	2,000
Total Fees	$2,984,603	$2,547,625
_________________
(1)“Audit Fees” consist of professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly condensed consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for 2023 also included fees billed for professional services rendered in connection with our Form S-8 registration statement filed in February 2024. Fees for 2024 also included fees billed for professional services rendered in connection with our Form S-8 registration statement filed in February 2025.
(2)“Tax Fees” consist of fees for professional services for tax compliance, tax advice, and tax planning.
Auditor Independence
In 2024, there were no other professional services provided by PwC that would have required our Audit Committee to consider their compatibility with maintaining the independence of PwC.
Audit and Non-Audit Services Pre-Approval Policy
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee (or its delegate) may pre-approve services to be performed by our independent registered public accounting firm without consideration of specific case-by-case services or may require the specific pre-approval of the committee, in either case, in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC for our fiscal years ended December 31, 2024 and 2023 were pre-approved by our Audit Committee.
Required Vote
Ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2025 requires the affirmative “FOR” vote of a majority of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal.

Board Recommendation
Our Board recommends a vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2025.
Audit Committee Report
BlackLine’s management is responsible for (i) establishing and maintaining internal controls and (ii) preparing BlackLine’s consolidated financial statements. BlackLine’s independent registered public accounting firm, PwC, is responsible for performing an independent audit of BlackLine’s consolidated financial statements and BlackLine’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and to issue a report thereon. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare BlackLine’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•reviewed and discussed the audited financial statements for fiscal year 2024 with the management of BlackLine and PwC;
•discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB; and
•received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence.
Based on the Audit Committee’s review of the audited financial statements and the various discussions with management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC. The Audit Committee has also appointed PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2025.
The Audit Committee
Brunilda Rios (Chair)
Camille Drummond
Sophia Velastegui
This Audit Committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by BlackLine under the Securities Act or the Exchange Act, except to the extent BlackLine specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

PROPOSAL NUMBER 3
ADVISORY NON-BINDING VOTE TO APPROVE THE COMPENSATION OF
NAMED EXECUTIVE OFFICERS
Our Board is asking Company stockholders to cast an advisory, non-binding vote to approve the compensation of our named executive officers during 2024 as disclosed in this proxy statement in accordance with the requirements of Section 14A of the Exchange Act. This Proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.
Advisory Vote on Compensation of Named Executive Officers
We believe that BlackLine’s compensation philosophy and program, as described below in the “Compensation Discussion and Analysis” section of this proxy statement, are effective in achieving our goals, and that the executive compensation reported in this proxy statement is appropriate, competitive, and aligned with our 2024 results. The compensation program for our named executive officers is focused on pay-for-performance principles. The program is designed to attract, motivate, and retain executive officers in a competitive market for executive talent, reward them with more than base salary if and to the extent BlackLine achieves challenging financial performance goals, and align the officers’ interests with the interests of our stockholders to create long-term shareholder value, while at the same time avoiding the encouragement of excessive risk taking.
For a more detailed discussion of our compensation philosophy, objectives, principles, and programs, we strongly encourage our stockholders to review this proxy statement, and in particular the information contained in the “Compensation Discussion and Analysis” section below and in the compensation tables and narrative that follow it in the “Executive Compensation” section of this proxy statement.
The vote on executive compensation is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers described in this proxy statement.
Our Board believes that it is in the best interests of the Company and our stockholders to approve the 2024 compensation of our named executive officers, thereby encouraging them to remain in the Company’s employ and more closely align their interests with those of our stockholders.
Required Vote
The vote is advisory, which means that the vote is not binding on BlackLine, our Compensation Committee, or our Board. Abstentions are considered votes cast, and thus, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the vote is non-binding, our Compensation Committee and Board value your opinion and will consider the outcome of the vote in making future compensation decisions.
Board Recommendation
Our Board recommends an advisory non-binding vote “FOR” the proposal to approve the compensation of our named executive officers.

PROPOSAL NUMBER 4
ADVISORY NON-BINDING VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
We are asking our stockholders to cast an advisory non-binding vote on how often we should include an advisory vote on executive compensation in our proxy materials for future annual meetings of stockholders (that is, votes similar to the advisory non-binding vote in Proposal No. 3 above). Stockholders may vote to request the advisory vote on executive compensation every year, every two years or every three years, or may abstain from voting.
Advisory Vote on Frequency of Advisory Vote on Compensation of Named Executive Officers
Our Board believes that the advisory vote on executive compensation should be conducted every year so that our stockholders may provide us with more frequent feedback on our compensation philosophy, policies and practices, as disclosed in our proxy statement, each year. This determination was based upon the premise that NEO compensation is evaluated, adjusted and approved on an annual basis by our Compensation Committee, and that the measures that are used in determining performance-based award achievements are annual measures, although we look to both short-term and long-term business outcomes. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by our stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation, along with other relevant factors.
The proxy card provides stockholders with the opportunity to choose among four options when casting their advisory vote as to the frequency of advisory votes on executive compensation (i.e., holding the vote every one, two or three years, or abstaining from voting). The option of one year, two years or three years that receives the highest number of votes cast in person or by proxy at the Annual Meeting will determine the frequency that is recommended by our shareholders for the advisory vote on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the vote. Stockholders will not be voting to approve or disapprove the recommendation of our Board.
The vote is advisory, which means that the vote is not binding on BlackLine, our Compensation Committee, or our Board. Thus, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.
Required Vote
The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. Although the vote is non-binding, our Compensation Committee and Board value your opinion and will consider the outcome of the vote in making future compensation decisions.
Board Recommendation
Our Board recommends an advisory non-binding vote of every “ONE YEAR” on the compensation of our named executive officers.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 11, 2025:

Name	Age	Position
Owen Ryan	62	Co-Chief Executive Officer and Chair of the Board
Therese Tucker	63	Co-Chief Executive Officer and Director
Patrick Villanova	47	Chief Financial Officer
Jimmy Duan	62	Chief Customer Officer
Karole Morgan-Prager	62	Chief Legal and Administrative Officer
Jeremy Ung	42	Chief Technology Officer
Stuart Van Houten	58	Chief Commercial Officer
Mark Woodhams	62	Chief Revenue Officer
For Mr. Ryan and for Ms. Tucker’s biographies, see “Continuing Directors.”
Patrick Villanova has served as our Chief Financial Officer since March 2025, following the retirement of Mark Partin, our former Chief Financial Officer. Mr. Villanova served as our Chief Accounting Officer from March 2019 to March 2025 and Corporate Controller/Principal Accounting Officer from November 2015 to March 2019. Prior to joining us, Mr. Villanova served in various roles at PricewaterhouseCoopers LLP, including senior manager from September 2007 to October 2015. Mr. Villanova is a Certified Public Accountant and holds a B.A. in Accounting & Computer Applications from the University of Notre Dame.
Jimmy Duan has served as our Chief Customer Officer since May 2024. Prior to joining us, Mr. Duan served as Executive Vice President & Chief Customer Officer for Medallia, Inc., a cloud experience management company, from February 2019 to May 2024. Before joining Medallia, Inc., he served as Executive Vice President and Chief Technology Officer at Callidus Software, Inc., a global sales performance management company, from December 2012 until February 2019, and prior to that, as Senior Vice President from October 2008 until November 2012. Mr. Duan holds a Ph.D. in Industrial & Systems Engineering from Virginia Tech and an undergraduate degree from Central South University.
Karole Morgan-Prager has served as our Chief Legal and Administrative Officer since October 2016, as our Secretary since August 2015, and as our Chief Legal Officer since May 2015. Prior to joining us, Ms. Morgan-Prager served as General Counsel and Corporate Secretary of The McClatchy Company, a newspaper and internet publisher, from July 1995 to May 2015. She was named Vice President of The McClatchy Company in May 1998 and Vice President, Corporate Development in May 2012. From November 1992 to June 1995, Ms. Morgan-Prager served as Associate General Counsel for The Times Mirror Company, a newspaper publishing company that was acquired by Tribune Co. From October 1987 to October 1992, Ms. Morgan-Prager was an Associate with the law firm Morrison & Foerster LLP, working on corporate securities matters. Ms. Morgan-Prager holds a J.D. from the University of California, Los Angeles and a B.A. in Journalism and Political Science from the University of Nevada.
Jeremy Ung has served as our Chief Technology Officer since April 2024. Prior to joining us, Mr. Ung served as Chief Technology Officer for Apptio, an AI-powered technology financial management software company, from June 2022 to April 2024, and prior to that Chief Engineering Officer from December 2021 to June 2022 and Vice President, Engineering from October 2019 to December 2021. Before joining Apptio, he spent three years in leadership positions at Amazon Web Services. Before that, he held various senior program and software management roles at Microsoft and MDA, a satellite and geo-intelligence company. Mr. Ung holds a Bachelor of Science degree in Computer Science and English from the University of British Columbia.
Stuart Van Houten has served as our Chief Commercial Officer since February 2025. Prior to joining us, Mr. Van Houten served as Chief Revenue Officer of the North American Intelligent Spend Management division for SAP, a software company, from January 2021 to February 2025, and prior to that Regional Vice President, East from October 2015 to January 2021. Before joining SAP, he served as Chief Revenue Officer at Orchestro (now E2open), an analytics software company, from May 2014 to October 2015. From November 2011 to May 2014, he served as Vice President, Sales for Clarabridge, a customer experience management software company. From December 2008 to November 2011, he served as Vice President, Sales for GridPoint, Inc., a data-driven energy management and optimization solutions company. Mr. Van Houten brings over 20 years of experience of sales leadership and strategic expertise. Mr. Van Houten holds a B.A. in Political Science from the University of Oregon.

Mark Woodhams has served as our Chief Revenue Officer since January 202111 and as our Senior Vice President of Global Sales from July 2018 to January 2021. Prior to joining us, Mr. Woodhams served in various roles at NetSuite, including managing director from August 2014 to June 2018 and EMEA Sales director from February 2012 to August 2014. Mr. Woodhams has more than 35 years of experience with leading cloud and financial and professional services companies including NetSuite, Oracle, Hyperion, CapGemini and Citicorp.
11 Mr. Woodhams will retire from his employment with the Company, effective June 2, 2025.

OTHER EXECUTIVES
The following table provides information regarding our other executives as of March 11, 2025:

Name	Age	Position
Mary Ainsworth	41	Chief People Officer
Emily Campbell	54	Chief Marketing Officer
Sumit Johar	48	Chief Information Officer
Mary Ainsworth has served as our Chief People Officer since September 2023. Prior to joining us, Ms. Ainsworth served as Executive Vice President and Chief People Officer for Medallia Inc., a cloud experience management pioneer, from September 2019 to September 2023. From January 2011 to August 2019, Ms. Ainsworth served in various HR leadership roles for CallidusCloud, a sales performance management leader that was acquired by SAP, most recently as its Executive Vice President and Chief People Officer. Ms. Ainsworth holds a B.A. in Liberal Arts from St. Mary’s College of California and a Master of Legal Studies from Pepperdine Caruso School of Law.
Emily Campbell has served as our Chief Marketing Officer since January 2024. Prior to joining us, Ms. Campbell served as Chief Marketing Officer for Infinite Electronics, Inc., a supplier of electronic components, from June 2021 to January 2024. From October 2019 to June 2021, Ms. Campbell served as CMO and Executive Vice President for Berlin Packaging, a supplier of packaging services. From 2016 to 2019, Ms. Campbell served in various marketing leadership roles for Arrow Electronics, a provider of technology products, services, and solutions. From June 2014 to May 2016, Ms. Campbell served as Senior Director, eBusiness at National Instruments, a provider of software-connected automated test and measurement systems. From 1999 to 2014, Ms. Campbell served in various roles at Dell Technologies, a leading technology and IT solutions company. Ms. Campbell holds a B.S. in Marketing and International Business from the University of Colorado.
Sumit Johar has served as our Chief Information Officer since February 2024. Prior to joining us, Mr. Johar served as Chief Information Officer for Automation Anywhere, a robotic process automation software, from July 2021 to February 2024. From November 2016 to 2021, Mr. Johar served as the Chief Information Officer at MobileIron, a mobile device management and enterprise mobility management solution company. From 2007 to 2016, Mr. Johar served in various business systems leadership roles for TIBCO Software, Inc., a business integration software company, most recently as its Senior Director, Business Systems. Mr. Johar holds a Bachelor of Technology in Computer Engineering from the National Institute of Technology Kurukshetra.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes our executive compensation program and the material elements of our 2024 compensation program applicable to our named executive officers.
The purpose of this section is to provide a detailed discussion of our executive compensation program, policies, practices, and related corporate governance. This section is designed to assist our stockholders in understanding the approach we take to executive compensation, including how our program is designed and linked to our financial performance, and how our executive compensation practices align with the evolution of our business and organizational culture.
Our NEOs for 2024 are:
Therese Tucker, Co-Chief Executive Officer (“Co-CEO”)
Owen Ryan, Co-Chief Executive Officer (“Co-CEO”)
Mark Partin, our former Chief Financial Officer (“CFO”) is an NEO under the relevant securities laws. Mr. Partin served as our CFO from January 2015 to March 2025 and as our Treasurer from February 2015 to March 2025. Mr. Partin retired from his employment with the Company, effective March 1, 2025.
Jimmy Duan, Chief Customer Officer (“CCO”)
Karole Morgan-Prager, Chief Legal and Administrative Officer (“CLAO”)
Jeremy Ung, Chief Technology Officer (“CTO”)
Management Changes
Effective as of April 15, 2024, Mr. Ung joined BlackLine as Chief Technology Officer. Effective as of May 6, 2024, Mr. Duan joined BlackLine as Chief Customer Officer.
Fiscal Year 2024 Business Highlights
Our mission is to inspire, power, and guide digital finance transformation for the Office of the CFO. Our secure, flexible, and scalable cloud-based platform empowers finance and accounting teams to achieve future-ready financial operations, modernizing processes for mid-size and enterprise organizations across all industries. In fiscal year 2024, we delivered strong results from a financial and operational standpoint, as highlighted by the following:
•Total GAAP Revenue grew to $653.3 million, an increase of 11% from 2023.
•GAAP operating margin of 2.8%, compared to 2.4% in 2023.
•Non-GAAP operating margin of 19.4%, compared to 16.5% in 2023.
•GAAP net income attributable to BlackLine of $161.2 million, or $1.45 per diluted share compared to GAAP net income attributable to BlackLine of $52.8 million, or $0.81 per diluted share in 2023.
•Non-GAAP net income attributable to BlackLine of $162.1 million, or $2.18 per diluted share compared to non-GAAP net income attributable to BlackLine of $145.2 million, or $1.96 per diluted share in 2023.
•Operating cash flow of $190.8 million, compared to $126.6 million from 2023.
•Free cash flow of $164.0 million, compared to $99.0 million from 2023.
Please see Appendix A to this proxy statement for a reconciliation of GAAP and non-GAAP net income and free cash flow.
Fiscal Year 2024 Compensation Highlights
2024 Executive Compensation Highlights

COMPENSATION HIGHLIGHT	UNDERLYING PHILOSOPHY/CONSIDERATIONS

Stockholder Feedback
•The perspective of our stockholders is an important consideration in the design of our compensation programs. In the fall of 2023, we conducted an extensive stockholder engagement program, led by our Compensation Committee chair, and have described the feedback from that program below.
•Although the decisions described in this compensation discussion and analysis were made in early 2023 and therefore could not be impacted by the results of that engagement, changes resulting from stockholder feedback are described below.

Alignment of performance metrics with key strategic objectives
•Identifying and selecting the right performance metrics for our performance-based compensation is key to incentivizing our executives to achieve our strategic plan, which promotes the interest of our stockholders.
•In 2024, our strategic focus was to grow our top-line toward profitability in a manner aligned with our long-term planning.
•We moved away from a discretionary component in our annual bonus plan whereby results were determined entirely after completion of the year to a process of establishing key financial and non-financial objectives with identified key results (OKRs) so that we can assess performance against these OKRs after the year was completed.
•We understand that some investors prefer that there not be overlap between the goals for our annual bonuses and long-term equity incentive awards and considered that in our goal setting. For 2024, we moved away from the use of overlapping metrics between our annual bonus and long-term equity. The 2024 annual bonus is tied to equally-weighted metrics of revenue and non-GAAP operating margin. The 2024 performance-based restricted stock units (“PSU”) award is tied 50% to annualized recurring revenue (“ARR”) to be determined in three annual tranches and 50% to relative total shareholder return (“rTSR”) measured over a three-year period.

Pay-for-performance alignment
•We strive to maintain a pay-for-performance alignment by allocating a meaningful portion of the overall compensation opportunity for our NEOs in the form of performance-based compensation that is at risk and directly tied to specific financial objectives.
•We believe that the levels of achievement under our performance-based compensation programs reflects our 2024 performance because our fiscal discipline with respect to profitability resulted in outperformance on our non-GAAP operating margin metric, but our underperformance on our topline ARR and revenue metrics resulted in below target performance and in some cases, no achievement with respect to those portions of awards. Specifically, our ARR performance meant that no portion of the 2024 tranche of our 2024 PSUs was earned (this means that 1/6th of the 2024 PSU grant was forfeited—equating to approximately $625,000 of the target value for each of our CEOs and from approximately $258,000 to $583,000 for each of our other NEOs). This underperformance on ARR also resulted in no portion of the 2024 tranche based on ARR being earned for either of our 2022 and 2023 PSUs and the revenue underperformance resulted in below target performance for the revenue portion of those awards. In the aggregate, the benefit of the outperformance on non-GAAP operating margin was more than offset by the loss of value with respect to the portions of our equity compensation based on our top-line ARR and revenue metrics.
•We believe that the aggregated outcome of these results shows that our performance-based compensation philosophy aligns the interests of our NEOs to the interest of our stockholders.

Market-based base salary increases	•We adjusted the base salaries of each of our existing NEOs in 2024, in each case to better align their base salaries with our competitive market and their expected contributions to our business.

Continued focus on executive recruitment and retention
•While we seek to develop our executive compensation program so that it closely aligns with our pay-for-performance philosophy and rewards achievement of performance goals, this objective must complement other important objectives, including the hiring and retention of executives.
•To improve recruitment and strengthen retention, we continued our practice in 2024 of granting each NEO a portion of their annual equity awards in RSUs that vest solely over a time-based schedule and are not tied to Company performance with the remaining portion of their annual equity awards granted in PSUs as discussed below.

Our Compensation Philosophy
We are committed to developing a compensation program that rewards our executives in direct alignment with the achievement of both near and long-term business and strategic objectives (i.e., pay-for-performance). In furtherance of this objective, our Compensation Committee routinely considers appropriate adjustments to the design of our compensation program to reflect our strategic direction and evolving needs of our business. Additionally, our Compensation Committee seeks to set compensation levels for our executive officers at competitive levels so that we can attract, retain, and motivate highly qualified executives to contribute to our success. In assessing the overall compensation for executive officers, the Compensation Committee generally considers our financial performance, stockholder returns and position vs. selected peers, market compensation data, executive’s performance, awards given in previous years, and recommendations of our independent consultant.
When making executive compensation decisions, the Compensation Committee is guided by the following principles:
•Aligning interests of our executives with stockholders to ensure that executives’ compensation payouts align with the achievement of results that are correlated with long-term value and stock price appreciation.
•Rewarding achievement by providing appropriate levels of awards for attaining both short-term and long-term financial results.
•Paying for performance to ensure that a significant portion of executives’ compensation is realized when the organization meets its financial results.
•Attracting and retaining senior executives with the right expertise necessary to achieve our strategic objectives and grow our organization.
Our 2024 executive compensation program consisted of the following core elements:
•base salary;
•annual cash bonuses;
•long-term equity compensation (RSUs and PSUs); and
•retirement and health benefits on the same terms as for similarly situated non-executive employees.
Pay-for-Performance
Our executive compensation program is reasonable, competitive, and rigorously balances the goals of attracting, motivating, rewarding, and retaining our NEOs. To ensure our NEOs’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their annual target total direct compensation opportunity is “at-risk” and the actual amounts payable to our NEOs will vary above or below target levels commensurate with our performance.
We emphasize performance-based compensation that appropriately rewards our NEOs for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our cash bonus plan and equity awards. As is explained in more detail in the sectioned headed “Annual Cash Bonus Opportunities” and “Long-Term Equity Compensation,” our 2024 performance was reflected in corresponding results under our cash and performance-based equity compensation programs. Our focus on profitability resulted in strict fiscal discipline so that spending did not outpace revenue, and this resulted in the portion of our cash bonus and pre-2024 PSUs paid based on non-GAAP operating margin to be earned above target, while our below target performance with respect to our revenue metric resulted in the portion of our cash bonus and pre-2024 PSUs paid based on revenue to be earned below target; additionally, our performance against the annual recurring revenue metric used in our 2024 PSU awards was below the threshold level of performance and none of that portion of our 2024 PSU awards vested.
For SEC-mandated disclosure on pay versus performance for our CEO and other NEOs, please see the “Pay Versus Performance” section below.
The graphics below illustrate at-risk pay versus fixed and time-based pay for Ms. Tucker and Mr. Ryan, our Co-CEOs, and other NEOs for fiscal year 2024.

Executive Compensation Policies and Practices
We maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program regularly to ensure that it supports our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. These policies and practices were in effect during 2024:

What we do
✔ Independent Compensation Committee Advisor. The Compensation Committee engaged its own independent compensation consultant to assist with the design of the 2024 executive compensation program.
✔ Annual Executive Compensation Review. The Compensation Committee conducts an annual review of compensation for our NEOs and a review of compensation-related risks.
✔ Compensation At-Risk. The executive compensation program is designed so that a significant portion of executive annual compensation is “at risk” to align the interests of our NEOs and our stockholders. The 2024 Bonus Plan achievement for our NEOs was 122.9% of target based on the challenging goals set by the Compensation Committee and its review of our performance.
✔ Multi-Year Vesting Requirements. The equity awards granted to our NEOs vest over multiple years and generally no portion of these awards vests until approximately 12 months after the grant date, consistent with current market practice and our retention objectives.
✔ Limited Perquisites. We provide minimal perquisites and other personal benefits to our NEOs, except where they serve a legitimate business purpose.
✔ Stock Ownership Guidelines. We have robust stock ownership guidelines in order to encourage stock ownership among our directors and executive officers.
✔ Clawback policy. In 2023, our Board adopted a Compensation Recovery Policy that satisfies new Nasdaq listing standards regarding clawback policies. Our Compensation Recovery Policy provides for the recoupment of certain incentive-based compensation in the event the Company is required to restate its financial statements due to the Company’s material noncompliance with any financial reporting requirements under the securities laws.

What we don't do
✘ No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our NEOs might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the “Code”).
✘ No Special Retirement Plans. We do not offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements exclusively to our NEOs.
✘ No Special Health and Welfare Benefits. Our NEOs participate in the same Company-sponsored health and welfare benefits programs as our other full-time, salaried employees.
✘ No “Single Trigger” Change of Control Arrangements. No change of control payments or benefits are triggered simply by the occurrence of a change of control. All change-of-control payments and benefits are based on a “double-trigger” arrangement (that is, they either require both a change of control of the Company plus a qualifying termination of employment before payments and benefits are paid or, in the case of certain performance awards, require a change of control of the Company and the award is not assumed in the acquisition).
✘ No Hedging or Pledging. We have a policy that restricts employees from hedging our securities or pledging our securities as collateral.

Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our NEOs. With respect to our NEOs, the Compensation Committee reviews and approves at the beginning of the year, or more frequently as warranted, their annual base salaries; cash bonus opportunities and cash bonus payments; long-term equity incentive compensation; employment offers (including post-employment compensation arrangements); and other compensation, perquisites, and other personal benefits, if any.
The Compensation Committee’s practice of developing and maintaining compensation arrangements that are competitive includes a balance between hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure.
Compensation-Setting Process
We do not establish a specific target for setting the target total direct compensation opportunity of our NEOs. When determining and setting the amount of each compensation element, the Compensation Committee considers the following factors:

•our performance against the financial and operational objectives established by the Compensation Committee and our Board;
•each individual NEO’s skills, experience, and qualifications relative to other similarly situated executives at the companies in our compensation peer group;
•the scope of each NEO’s role compared to other similarly situated executives at the companies in our compensation peer group;
•the performance of each individual NEO, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•compensation parity among our NEOs;
•with respect to NEOs other than our Co-CEOs, the recommendations of the Co-CEOs; and
•the compensation practices of our compensation peer group and the positioning of each NEO’s compensation in a ranking of peer company compensation levels.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunities for each NEO.
Role of Management
The Compensation Committee believes each of our Co-CEOs, CFO, Chief People Officer, and CLAO has valuable insight into the contributions of our NEOs and solicits advice and input from each with respect to performance objectives under our annual bonus plan. In addition, our CFO provides input with respect to the establishment of metrics and targets for our annual incentive plan and our performance-based equity awards. Our Co-CEOs also provide input with respect to adjustments to annual base salaries, annual cash bonus opportunities, long-term equity incentive compensation opportunities, program structures, and other compensation-related matters for our NEOs (other than with respect to their own compensation). The Compensation Committee reviews and discusses this advice and input, along with the information, analysis, and other advice it receives from its independent compensation consultant and uses them as factors in determining and approving the compensation for our NEOs. None of our officers is involved in decisions regarding their own compensation.
Role of Compensation Consultant
The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2024, the Compensation Committee retained Compensia to serve as its compensation advisor. This compensation consultant serves at the discretion of the Compensation Committee.
During 2024, Compensia regularly attended the meetings of the Compensation Committee and provided the following services:
•consulting with the Compensation Committee Chair and other members between Compensation Committee meetings;
•providing competitive market data based in part on the compensation peer group for our NEO positions and evaluating how the compensation we pay our NEOs compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
•providing competitive market data based on the compensation peer group for our Board and evaluating how the compensation we pay the non-employee members of our Board compares to how the companies in our compensation peer group compensate their boards of directors; and
•reviewing market equity compensation practices, including “burn rate” and “overhang.”
In 2024, Compensia did not provide any services to us other than the consulting services provided to the Compensation Committee. The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation. The Compensation Committee has considered the six specific independence factors adopted by the SEC and reflected in the listing standards of Nasdaq and determined that the work of Compensia did not raise any conflicts of interest.
Competitive Positioning
To compare our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group were selected on the basis of their similarity to us in size and industry focus. For 2024 pay decisions, the Compensation Committee used compensation data derived from the compensation peer group as updated in August 2023. The companies in this compensation peer group were selected on the basis of their similarity to us, based on these criteria:
•similar revenue size - ~0.5x to ~2.0x our last four fiscal quarter revenue of approximately $542 million (for
Q1 of 2023) at the time of selection, we were at the 54th percentile of the chosen peers;
•similar market capitalization - ~0.3x to ~3.0x our market capitalization of approximately $3.2 billion (around the time of the peer group review in August 2023) at the time of selection, we were at the 45th percentile of the chosen peers;
•similar revenue growth and market-capitalization to revenue ratio;
•industry - application software, internet services and infrastructure, and systems software;
•executive positions similar in breadth, complexity, and/or scope of responsibility; and
•competitors for executive talent.
After consultation with Compensia, the Compensation Committee approved the following compensation peer group for 2024 compensation decisions:

Alteryx	nCino	Smartsheet
AppFolio	PagerDuty	SPS Commerce
Appian	Procore Technologies	Tenable Holdings
Clearwater Analytics	Q2 Holdings	Varonis Systems
Five9	Qualys	Workiva
Intapp	Rapid7
Relative to the compensation peer group approved for 2023 compensation decisions, Coupa Software and New Relic were removed because they had been acquired. Paylocity Holding was removed because it fell outside of the revenue and market capitalization guidelines set forth above. Clearwater Analytics and Intapp were added so that we would continue to have a reasonably sized peer group and they met the criteria outlined above.
To analyze the executive compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings. This information is supplemented with survey data from the Radford Global Compensation Survey database of companies that are similar to us in revenue, market capitalization and industry for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points. This market data was then used as a reference point for the Compensation Committee to assess our current executive compensation levels in its deliberations on compensation forms and amounts. The market data reviewed in setting the compensation of our Co-CEOs was the average of the data shown in public filings for each peer company’s CEO and second-highest paid executive, a typical approach based on Compensia’s experience.
The Compensation Committee reviews our compensation peer group at least annually and adjusts its composition, taking into account changes in both our business and the businesses of the companies in the peer group.
Stockholder Advisory Votes on Named Executive Officer Compensation and Stockholder Engagement
Our stockholders have an opportunity to cast an advisory vote to approve (i) our NEOs’ compensation and (ii) the frequency of the vote to approve the NEOs’ compensation (“Say-on-Frequency”). We hold the advisory vote on our NEOs’ compensation annually and the Say-on-Frequency vote every six years, including this year. At our 2024 annual meeting, over 94% of our stockholders supported our compensation practices, a marked increase in stockholder support relative to the 2023 advisory vote. Our Board and Compensation Committee took the 2023 vote outcome very seriously and engaged in an extensive shareholder engagement process regarding compensation in fall 2023. We believe that the increase in stockholder support in the 2024 annual meeting is a sign that our stockholders have endorsed the changes to our compensation policies adopted in response to the 2023 advisory vote.

What we heard	How we responded
Longer Performance Periods. Many stockholders expressed a perspective that the one-year performance periods we have been using for our long-term incentive plan should instead measure performance over longer periods.
In our 2024 long-term equity incentive awards, a portion is now tied to our three-year performance as compared to an industry index.
More Disclosure. We heard that stockholders would like more information about how performance metrics for annual and long-term incentives are selected, and the rationale for changes.	In this proxy statement, we have provided more information regarding such reasoning and intend to continue providing this type of disclosure.
Long-term Incentive Metrics. Some stockholders expressed an interest in having long-term incentive metrics that are tied to the Company’s stock price performance over a three or more year period.	In our 2024 long-term equity incentive awards, 25% is now tied to our three-year TSR performance relative to an industry index.
Avoid Overlapping Metrics. Some investors indicated a preference that there not be overlap between the goals for our annual bonuses and long-term equity incentive awards.	For 2024, we moved away from the use of overlapping metrics between our annual bonus and long-term equity.
Co-CEO Matters. Some stockholders asked for more information regarding the decision to implement a Co-CEO structure and how the Compensation Committee assessed the initial compensation arrangements for our Co-CEOs and how it will be assessed going forward.
In this proxy statement, we have provided more information on our reasoning underlying this and intend to continue providing this type of disclosure.
Individual Compensation Elements
In 2024, the primary elements of our executive compensation program consisted of base salary, an annual cash bonus opportunity, and long-term equity incentive compensation in the form of RSU and PSU awards.
Base Salary
Base salary represents the fixed portion of the compensation of our NEOs and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we establish the initial base salaries of our NEOs through arm’s-length negotiation at the time we hire the individual NEO, taking into account competitive market data, his or her position, qualifications, experience, prior salary level, and the base salaries of our other NEOs. Thereafter, the Compensation Committee reviews the base salaries of our NEOs annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
The annual base salaries for our NEOs that were in effect as of the end of 2023 and 2024, respectively, are set forth below:

NEO	2023 Base Salary	2024 Base Salary	Percentage Increase
Therese Tucker	$485,000	$500,000	3.1%
Owen Ryan	$485,000	$500,000	3.1%
Mark Partin	$430,000	$450,000	4.7%
Jimmy Duan	n/a	$425,000	n/a
Karole Morgan-Prager	$410,000	$440,000	7.3%
Jeremy Ung	n/a	$425,000	n/a
Annual Cash Bonus Opportunities
Each NEO participated in the 2024 Bonus Plan, which was designed to motivate our NEOs to drive “top line” growth (using a revenue goal) as well as “bottom line” profitability (using a non-GAAP operating margin goal).
Each NEO was assigned a target annual cash bonus opportunity for 2024, representing a percentage of his or her annual base salary. In February 2024, the Compensation Committee reviewed the target annual cash bonus opportunities of our NEOs for 2024, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our Co-CEOs (for all NEOs other than our Co-CEOs).

The 2024 target annual cash bonus opportunities of the NEOs were as follows:

NEO	2024 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2024 Target Annual Cash Bonus Opportunity
Therese Tucker	100%	$496,270(1)
Owen Ryan	100%	$496,270(1)
Mark Partin	75%	$328,425(1)
Jimmy Duan	70%	$195,082(2)
Karole Morgan-Prager	60%	$249,331(1)
Jeremy Ung	70%	$212,152(2)
_________________
(1) The target annual cash opportunity for Ms. Tucker, Mr. Ryan, Mr. Partin, and Ms. Morgan-Prager are prorated to reflect changes to their compensation from April 1, 2024.
(2) Mr. Duan’s 2024 target annual cash bonus opportunity was prorated for his partial year of service as CCO from May 6, 2024.
(3) Mr. Ung’s 2024 target annual cash bonus opportunity was prorated for his partial year of service as CTO from April 15, 2024.
Each NEO participant in the 2024 Bonus Plan was eligible to earn a payment with respect to the financial portion applicable to his or her target annual cash bonus opportunity depending on our actual performance for the year as measured against the financial performance components. As described in the section “2024 Bonus Plan Performance Matrix” below, overperformance against the bonus plan components could result in payments in excess of each NEO's target opportunity, while underperformance would result in payments below that target opportunity, or in no payment being earned with respect to one or more components.
2024 Bonus Plan Performance Matrix
In February 2024, the Compensation Committee, with input from management, approved revenue and non-GAAP operating margin as the performance measures for the 2024 Bonus Plan. The Compensation Committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between growing our business, and managing our expenses, which enhance stockholder value over the short term. In response to stockholder feedback following our 2023 advisory vote on executive compensation and in a change from our 2023 Bonus Plan, our 2024 Bonus Plan does not include a discretionary component based on attainment of objectives and key results.
The 2024 Bonus Plan was to be funded based on the extent of our achievement against the target level of each of the financial metrics as set forth below:

2024 Bonus Plan Performance Measure	Category	Target Level	Weighting (%)
Revenue	Financial Component	$657.3 million	50%
Non-GAAP Operating Margin	Financial Component	18.0%	50%
The revenue measure funded with respect to that performance measure as follows:

Percentage Achievement of 2024 Revenue target*	Payment Percentage of Revenue Measure*
99%	60%
100.0%	100%
100.7%	200%
The non-GAAP operating margin measure funded with respect to that performance measure as follows:

Percentage Achievement of 2024 non-GAAP Operating Margin target*	Payment Percentage of non-GAAP Operating Margin Measure*
91.7%	50%
100.0%	100%
111.1%	200%
_________________
*If Revenue and Non-GAAP Operating Margin achievement during 2024 is between the percentage levels identified above, then the payment percentage with respect to the applicable performance metric is calculated based on a linear interpolation between those levels (rounded to one decimal).

For purposes of the 2024 Bonus Plan, the financial performance measures had the following meanings:

Performance Measure	Meaning
Revenue
“Revenue” is defined as the sum of the Company’s subscription, support, and professional services revenue; all determined under U.S. GAAP, excluding revenue from acquisitions completed during the Company’s applicable fiscal year.

Non-GAAP Operating Margin
“Non-GAAP Operating Margin” is defined as the Company’s Non-GAAP income from operations divided by its total Revenue.

“Non-GAAP income from operations” is defined as the Company’s GAAP income (loss) from operations, adjusted for: amortization of intangible assets, stock-based compensation, the change in the fair value of contingent consideration, transaction-related costs, legal settlement gains and costs, restructuring charges, impairment charges related to goodwill, impairment charges related to tangible and intangible assets, and the costs of natural disasters.

2024 Bonus Plan Decisions
In February 2025, the Compensation Committee reviewed our overall performance for 2024, including performance against the performance measures established under the 2024 Bonus Plan. Using the 2024 Bonus Plan performance measures, the target performance, actual performance, and relative weighting were as follows:

Performance Measure	Target Performance Level	Actual Performance Level	Per Measure Payment Percentage	Weighted Payment Percentage
Revenue	$657.3 million	653.3 million	75.8%	37.9%
Non-GAAP Operating Margin	18.0%	19.4%	170.0%	85.0%
Total				122.9%
Based on achievement of these financial performance measures, the 2024 Bonus Plan was funded at 122.9% of the target amount for each of our NEOs. The target annual cash bonus opportunities and the actual cash bonus payments made to the NEOs for 2024 are as follows:

NEO	Target Annual Cash Bonus Opportunity	Total Actual 2024 Cash Bonus Payment
Therese Tucker(1)	$496,270	$609,812
Owen Ryan(1)	$496,270	$609,812
Mark Partin(1)	$328,425	$403,565
Jimmy Duan(2)	$195,082	$239,715
Karole Morgan-Prager(1)	$249,331	$306,375
Jeremy Ung(3)	$212,152	$260,690
_________________
(1) The target annual cash bonus opportunity for Ms. Tucker, Mr. Ryan, Mr. Partin, and Ms. Morgan-Prager are prorated to reflect changes to their compensation from April 1, 2024.
(2) The target annual cash bonus opportunity for Mr. Duan for 2024 was prorated for his partial year of service as CCO, beginning on May 6, 2024.
(3) The target annual cash bonus opportunity for Mr. Ung for 2024 was prorated for his partial year of service as CTO, beginning on April 15, 2024.
Long-Term Equity Compensation
The Compensation Committee believes long-term equity compensation is an effective means for focusing our NEOs on driving increased stockholder value over a multi-year period, providing a meaningful reward for appreciation in our stock price and long-term value creation, and motivating them to remain employed with us.
Annual Long-Term Equity Awards
In March 2024 (and, with respect to Mr. Duan and Mr. Ung, May 2024), the Compensation Committee determined the sizes of the 2024 equity awards for our NEOs and granted equity awards to all our NEOs in the form of 50% RSU awards and 50% PSU awards, with 50% of the PSUs subject to attainment of annual financial performance goals established on an annual basis for fiscal 2024, 2025, and 2026, and the remaining 50% of the PSUs subject to attainment of a rTSR performance goal for a single period spanning our fiscal 2024 through fiscal 2026.

As with their other elements of compensation, the Compensation Committee determined the amount of long-term equity incentive compensation for our NEOs for 2024 as part of its annual compensation review (and for Mr. Duan and Mr. Ung, based on arm’s length negotiations in connection with their later hiring) and after taking into consideration a competitive market analysis, the recommendations of our Co-CEOs, each NEO’s skills, experience, and role within the organization, the outstanding equity holdings of each NEO (including the vested and unvested status of such equity holdings), the proportion of our total shares outstanding used for annual employee long-term equity compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above.

NEO	RSUs (number of shares)[1]	Financial Metric PSUs (number of shares)[2]	Relative TSR PSUs (number of shares)[2]	Equity Awards (Targeted Grant Value)
Therese Tucker	63,390	31,695	31,695	$7,500,000
Owen Ryan	63,390	31,695	31,695	$7,500,000
Mark Partin	43,100	21,550	21,550	$5,100,000
Jimmy Duan(3)	48,360	24,180	24,180	$6,000,000
Karole Morgan-Prager	26,200	13,100	13,100	$3,100,000
Jeremy Ung(4)	56,420	28,210	28,210	$7,000,000
_________________
(1) The number of shares was determined by dividing 50% of the targeted grant value by the 30-trading day average price ended on February 29, 2024 and rounding up to the nearest 10 shares.
(2) The number of shares was determined by dividing 50% of the targeted grant value for the combined PSU grants by the 30-trading day average price ended on February 29, 2024 and rounding up to the nearest 10 shares, then multiplying by 50%.
(3) The targeted grant value includes a new hire award in connection with Mr. Duan’s employment as CCO, beginning on May 6, 2024. The number of shares was determined by dividing the applicable percentage of the targeted grant value by the 30-trading day average price ended on April 30, 2024 and rounding up to the nearest 10 shares.
(4) The targeted grant value includes a new hire award in connection with Mr. Ung’s employment as CTO, beginning on April 15, 2024. The number of shares was determined by dividing the applicable percentage of the targeted grant value by the 30-trading day average price ended on April 30, 2024 and rounding up to the nearest 10 shares.
With exception to Mr. Duan and Mr. Ung, each of the RSU awards listed in the table above vests as to 25% of the shares underlying the award on February 20, 2025 and as to 1/16th of the shares underlying the award each quarter thereafter, subject to the NEO’s continued service with us through the applicable date. Each of Mr. Duan’s and Mr. Ung’s RSU awards listed in the table above vests as to 25% of the shares underlying the award on May 20, 2025 and as to 1/16th of the shares underlying the award each quarter thereafter, subject to the NEO’s continued service with us through the applicable date.
Each of the financial metric PSU awards listed in the table above vests as to one-third of the shares underlying the award on each of February 20, 2025, 2026, and 2027 (May 20, 2025, February 20, 2026, and February 20, 2027 for Mr. Duan and Mr. Ung), in each case subject to the NEO’s continued service with us through the applicable date, and our satisfaction of financial metric goals for the calendar year preceding the vesting date. These financial metric goals will be determined on an annual basis. The performance goals for vesting of the portions of these financial metric PSU awards eligible to vest in 2025 were determined at the time of grant, relate to our performance in fiscal 2024, and are detailed in the section “2024 PSU Performance Matrix” below.
Each of the rTSR PSU awards listed in the table above vests as to 100% of the shares underlying the award on February 20, 2027, in each case subject to the NEO’s continued service with us through the applicable date, and our satisfaction of the rTSR goals for the three-year period spanning our fiscal 2024 through fiscal 2026.
All of these awards are subject to additional vesting acceleration as described in the “Potential Payments Upon Termination or Change of Control” section below.
2024 PSU Performance Matrix
In February 2024, the Compensation Committee, with input from management, approved revenue, annualized recurring revenue, and non-GAAP operating margin as the performance measures for the portion of each of the 2022 and 2023 PSUs eligible to vest on February 20, 2025. The Compensation Committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between growing our business and managing our expenses, which enhance stockholder value over the short term (as noted above, we have shifted to the use of longer performance periods in our 2024 long-term incentive awards).

The portion of the 2022 and 2023 PSUs eligible to vest on February 20, 2025 was determined to be available for vesting based on the extent of our achievement against the target level of each of the financial metrics, as set forth below:

2024 PSU Plan Performance Measure	Target Level	Weighting
Revenue	$657.3 million	40%
ARR	$674.4 million	30%
Non-GAAP Operating Margin	18.0%	30%
The scales used to determine attainment of the results under the Revenue, ARR, and Non-GAAP Operating Margin metrics discussed above were set as follows:

Percentage Achievement of 2024 Revenue target*	Percentage of Subject Award Available for Vesting*
99.0%	60%
100.0%	100%
100.7% and above	200%

Percentage Achievement of 2024 ARR target*	Percentage of Subject Award Available for Vesting*
97.0%	50%
100.0%	100%
101.6% and above	200%

Percentage Achievement of 2024 Non-GAAP Operating Margin*	Percentage of Subject Award Available for Vesting*
91.7%	50%
100.0%	100%
111.1% and above	200%
_________________
*If Revenue, ARR, or non-GAAP operating margin, during 2024 is between the percentage levels identified above, then the payment percentage with respect to the applicable performance metric is calculated based on a linear interpolation between those levels (rounded to the nearest hundred thousand dollars for Revenue and ARR and to the nearest 10 basis points for non-GAAP operating margin).
2024 Annual Long-Term Equity Awards
In February 2024, the Compensation Committee, with input from management, approved ARR and rTSR as the performance measures for the 2024 PSUs. The ARR goals are to be established each year with vesting to occur on the February 20th following the fiscal year for which they were measured and the rTSR goal will be measured for the period from fiscal 2024 through fiscal 2026 and vest on February 20, 2027. The Compensation Committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between growing our business and enhancing stockholder value. In May 2024, the Compensation Committee approved 2024 PSUs subject to the same performance conditions for Mr. Duan and Mr. Ung.
The portion of the 2024 PSUs eligible to vest on February 20, 2025 (or May 20, 2025 for Mr. Duan and Mr. Ung) was determined to be available for vesting based on the extent of our achievement against the target level of the ARR metric for fiscal 2024 as set forth below and the target for the rTSR portion is also as set forth below, but measured for a 3 fiscal year period.

2024 PSU Plan Performance Measure	Target Level	Weighting
ARR	$674.4	50%
rTSR	55th Percentile	50%

The portion of the 2024 PSUs scheduled to vest on February 20, 2025 (or May 20, 2025) that is subject to the ARR metric will be available for vesting based on attainment of that performance metric as follows:

Percentage Achievement of 2024 ARR target*	Percentage of Subject Award Available for Vesting*
97.0%	50%
100.0%	100%
101.6% and above	200%
The portion of the 2024 PSUs scheduled to vest on February 20, 2027 that is subject to the rTSR metric will be available for vesting based on attainment of that performance measure for the period from January 1, 2024 to December 31, 2026 as follows:

Percentage Achievement of rTSR target*	Percentage of Subject Award Available for Vesting*
25th Percentile	50%
55th Percentile	100%
75th Percentile and above	200%

_________________
*If performance achievement is between the percentage or percentile levels identified above, then the payment percentage with respect to the applicable performance metric is calculated based on a linear interpolation between those levels (rounded to the nearest hundred thousand dollars for ARR achievement or .01% for rTSR achievement).
For purposes of the portion of the 2022 and 2023 PSUs scheduled to vest on February 20, 2025, the financial performance measures had the following meanings:

Performance Measure	Meaning
Revenue
“Revenue” is defined as the sum of the Company’s subscription, support, and professional services revenue; all determined under U.S. GAAP, excluding revenue from acquisitions completed during the Company’s applicable fiscal year.

ARR
“ARR” is defined as contracted annualized recurring subscription and support revenue. ARR denominated in a currency other than USD shall be revalued using foreign exchange rates as of the balance sheet date for each quarterly reporting period. ARR shall exclude the impact of acquisitions completed during the Company’s applicable fiscal year.

Non-GAAP Operating Margin
“Non-GAAP Operating Margin” is defined as the Company’s Non-GAAP income from operations divided by its total Revenue.

“Non-GAAP income from operations” is defined as the Company’s GAAP income (loss) from operations, adjusted for: amortization of intangible assets, stock-based compensation, the change in the fair value of contingent consideration, transaction-related costs, legal settlement gains and costs, restructuring charges, impairment charges related to goodwill, impairment charges related to tangible and intangible assets, and the costs of natural disasters.

Relative TSR
Relative TSR will be determined by how the Company’s TSR during the Performance Period (the “Company TSR”) compares to the TSRs of the Indexed Companies during the Performance Period. The Indexed Companies are those companies that are components of the S&P Software & Services Select Industry Index at the end of the Performance Period and were also components of such index as the beginning of the performance period. To determine TSR, the 30-day simple average closing price at the end of the performance period plus all dividends paid during the performance period will be divided by the 30-day simple average closing price at the beginning of the performance period. The TSRs of each Indexed Company and the Company will be ranked and such ranking will determine the Company's percentile performance.

2022 and 2023 PSU Performance Decisions
In February 2025, the Compensation Committee reviewed our overall performance for 2024, including performance against the performance measures established for 2024 under the 2022 and 2023 PSU awards eligible to vest on February 20, 2025. Considering the performance measures established for those awards, the target performance, actual performance, and percent available for vesting before relative weighting were as follows:

Performance Measure	Target Performance Level	Actual Performance Level	Pre-Weighting Vesting Percentage	Weighted Vesting Percentage
Revenue	$657.3 million	$653.3 million	75.8%	30.3%
ARR	$674.4 million	$641.2 million	—%	—%
Non-GAAP Operating Margin	18.0%	19.4%	170.0%	51.0%
Total				81.3%
Based on this level of achievement, the Compensation Committee determined that, with respect to the shares eligible to vest on February 20, 2025 under the 2022 and 2023 PSU awards, 81.3% of the target amount for each of our NEOs were eligible to vest.
The numbers of shares available for vesting on February 20, 2025 under the 2022 and 2023 PSUs for each of our NEOs are as follows:

Named Executive Officer	Target 2022 and 2023 PSUs Eligible to Vest on 2/20/2025 (Number of Shares)	Total 2022 and 2023 PSUs Earned and Vested on 2/20/2025 (Number of shares)
Therese Tucker	23,293	18,937
Owen Ryan	23,293	18,937
Mark Partin	22,521	18,309
Jimmy Duan(1)	—	—
Karole Morgan-Prager	13,341	10,845
Jeremy Ung(2)	—	—
(1) Mr. Duan joined the company as CCO on May 6, 2024.
(2) Mr. Ung joined the company as CTO on April 15, 2024.
2024 PSU Performance Decisions
In February 2025, the Compensation Committee reviewed our overall performance for 2024, including performance against the performance measures established for 2024 under the PSU awards described above. Considering the performance measures established for those awards, the target performance, actual performance, and percent available for vesting before relative weighting were as follows:

Performance Measure	Target Performance Level	Actual Performance Level	Pre-Weighting Vesting Percentage	Weighted Vesting Percentage
ARR	$674.4 million	$641.2 million	—%	—%
Total				—%
Based on this level of achievement, the Compensation Committee determined that, with respect to the shares eligible to vest on February 20, 2025 under the 2024 PSU awards, 0% of the target amount for each of our NEOs were eligible to vest.
The numbers of shares available for vesting on February 20, 2025 under the 2024 PSUs for each of our NEOs are as follows:

Named Executive Officer	Target 2024 PSUs Eligible to Vest on 2/20/2025 (Number of Shares)	Total 2024 PSUs Earned and Vested on 2/20/2025 (Number of Shares)
Therese Tucker	10,565	—
Owen Ryan	10,565	—
Mark Partin	7,183	—
Jimmy Duan	8,060	—
Karole Morgan-Prager	4,366	—
Jeremy Ung	9,403	—

Employee Benefits
Our NEOs are eligible to participate in our employee retirement benefit programs on the same basis as our other full-time, salaried employees. We sponsor a Section 401(k) profit-sharing plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Code. Our eligible U.S. employees, including the NEOs, are entitled to participate on the first day of the month following the date of hire. The Section 401(k) plan includes a salary deferral arrangement under which participants may elect to defer up to 100% of their current eligible compensation up to the statutorily prescribed limit. All participants’ interests in their deferrals are 100% vested when contributed. The Section 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants. In 2024, we paid discretionary matching contributions that are fully vested.
In addition, our NEOs are eligible to participate in our employee welfare benefit programs on the same basis as all of our employees. These benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance. All NEOs, except for Ms. Tucker, are also eligible to participate in our employee stock purchase plan (“ESPP”).
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites, Special Bonuses and Other Personal Benefits
Currently, we do not view perquisites, special bonuses, or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites, special bonuses, or other personal benefits to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment and retention purposes.
Employment Arrangements
We have entered into written employment agreements with each of Ms. Tucker, Mr. Ryan, Mr. Duan, and Mr. Ung, and an employment offer letter with Ms. Morgan-Prager. Prior to his retirement from the Company on March 1, 2025, we were party to an employment offer letter with Mr. Partin. Each of these employment arrangements was approved on our behalf by the Compensation Committee or, in certain instances, by our Board. Each of these employment arrangements provides for “at will” employment and set forth the compensation arrangements for the NEO, including base salary and an annual cash bonus opportunity.
In filling each of our executive positions, our Board or the Compensation Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board and the Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
For information on the specific terms and conditions of the employment arrangements of the NEOs, see the discussion of “Executive Employment Arrangements” below.
Post-Employment Compensation
We entered into a written employment agreement with each of Ms. Tucker, Mr. Ryan, Mr. Duan, and Mr. Ung, and written participation agreements under our Change of Control and Severance Policy (the “Policy”) with each of Mr. Partin and Ms. Morgan-Prager, providing for change of control and severance payments and benefits.
We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave our Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
We do not necessarily consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive and our investors.
All payments and benefits in the event of a change of control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change of control and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.
We do not use excise tax payments (or “gross-ups”) relating to a change of control of the Company and have no such obligations in place with respect to any of our NEOs.
For information on the change of control and severance agreements for the NEOs, as well as an estimate of the potential payments and benefits payable under these agreements as of the end of 2024, see “Executive Employment Arrangements” and “Potential Payments Upon Termination or Change of Control” below.
Other Compensation Policies and Practices
Insider Trading Policy; Policy Prohibiting Hedging or Pledging of Our Equity Securities
Our Insider Trading Compliance Policy prohibits all our employees, including our NEOs, and the members of our Board from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging our securities as collateral or holding our securities in a margin account.
Executive Stock Ownership Guidelines
In February 2020, the Compensation Committee and the Nominating and Corporate Governance Committee recommended, and our Board approved, stock ownership guidelines for our executive officers. Under these guidelines, each executive officer is expected to attain minimum levels of stock ownership equal to 1x (or 5x, in the case of our Co-CEOs) the executive officer’s annual base salary. For purposes of this requirement, shares owned outright count toward these guidelines. Our policy does not recognize ownership with respect to unearned performance awards, and, as of February 2024, when the Compensation Committee modified the methodology, does not recognize ownership with respect to unexercised stock options. (Prior to the February 2024 modification, the policy included the in-the-money value of vested but unexercised stock options). The value for purposes of satisfying this requirement is the 90-day trailing average of the closing price of our common stock as of the last trading day of the fiscal year prior to the compliance date. Executive officers have a phase-in period that lasts until the later of February 2025 or, if applicable, the fifth anniversary of the date they become an executive officer or are appointed to their position to comply with these guidelines. If an executive officer does not achieve the minimum level of ownership by the executive officer’s compliance date, then 50% of the after-tax value of the executive officer’s exercised options or vested RSUs will be retained until the minimum level of ownership for the executive officer is met. As of December 31, 2024, all of our executive officers were in compliance with the stock ownership requirements under the guidelines.
Policies and Practices Related to the Grant of Certain Equity Awards
Our Board and the Compensation Committee of our Board do not take material nonpublic information into account when determining the timing and terms of equity grants. We do not have a policy or practice of timing equity grants based on the release of material non-public information. We have not granted stock options to any of our named executive officers since 2021 and we have never granted stock appreciation rights.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) of the Code to $1 million per individual per year, subject to certain exceptions. The regulations promulgated under Section 162(m) of the Code contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held. Pursuant to this rule, certain compensation granted during a transition period (which ended on the 2020 annual meeting for us) currently is not counted toward the deduction limitations of

Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) of the Code pursuant to this transition rule, the Compensation Committee has not adopted a policy that all equity or other compensation must be deductible.
In approving the amount and form of compensation for our NEOs, the Compensation Committee generally considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. The Compensation Committee may, in its judgment, authorize compensation payments that may or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification No. 718, Compensation - Stock Compensation (“ASC 718”) for our stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Risk Considerations
The Compensation Committee, in cooperation with management, reviewed our 2024 compensation programs. Our Compensation Committee believes that the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly, are not reasonably likely to have a material adverse effect on our Company. We have designed our compensation programs to be balanced so that our employees are focused on both short and long-term financial and operational performance. In particular, the weighting towards long-term equity incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability.
Executive Employment Arrangements
Therese Tucker. We are party to an employment agreement with Ms. Tucker. The employment agreement has no specific term and provides for “at-will” employment. As of December 31, 2024, Ms. Tucker’s annual base salary was $500,000, and her annual on-target bonus opportunity was 100% of her annual base salary.
Owen Ryan. We are party to an employment agreement with Mr. Ryan. The employment agreement has no specific term and provides for “at-will” employment. As of December 31, 2024, Mr. Ryan’s annual base salary was $500,000, and his annual on-target bonus opportunity was 100% of his annual base salary.
Mark Partin. Prior to his retirement from the Company on March 1, 2025, we were party to an employment offer letter with Mr. Partin. The employment offer letter had no specific term and provided for “at-will” employment. As of December 31, 2024, Mr. Partin’s annual base salary was $450,000, and his annual on-target bonus opportunity was 75% of his annual base salary.
Jimmy Duan. On May 6, 2024, in connection with Mr. Duan’s hire as Chief Customer Officer, effective as of May 6, 2024, we entered into an employment agreement with Mr. Duan. Under this employment agreement (the “Duan Employment Agreement”), as Chief Customer Officer, Mr. Duan will earn an annual base salary of $425,000, and have a target bonus of 70% of his salary. The Duan Employment Agreement also provided for equity awards that have been granted with an approximate value of $6,000,000, which were made up of 50% RSUs that will vest over four years, subject to Mr. Duan’s continued full-time employment, and 50% PSUs that will vest on the same performance terms as awards granted to our other executives in 2024, as determined by the Compensation Committee.
Karole Morgan-Prager. We entered into an employment offer letter with Ms. Morgan-Prager. The employment letter has no specific term and provides for “at-will” employment. As of December 31, 2024, Ms. Morgan-Prager’s annual base salary was $440,000, and her annual on-target bonus opportunity was 60% of her annual base salary.
Jeremy Ung. On April 15, 2024, in connection with Mr. Ung’s hire as Chief Technology Officer, effective as of April 15, 2024, we entered into an employment agreement with Mr. Ung. Under this employment agreement (the “Ung Employment Agreement”), as Chief Technology Officer, Mr. Ung will earn an annual base salary of $425,000, and have a target bonus of 70% of his salary. The Ung Employment Agreement also provided for equity awards that have been granted with an approximate value of $7,000,000, which were made up of 50% RSUs that will vest over four years, subject to Mr. Ung’s continued full-time employment, and 50% PSUs that will vest on the same performance terms as awards granted to our other executives in 2024, as determined by the Compensation Committee.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the section titled “Executive Compensation” (the “Executive Compensation Disclosure”), including, without limitation, the disclosure under the heading “Compensation Discussion and Analysis,” summary executive compensation tables and related narrative information included in this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to the Board that the section titled “Executive Compensation Disclosure” be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Respectfully submitted by the members of the Compensation Committee of the Board:
Mika Yamamoto (Chair)
David Henshall12
Thomas Unterman
William Wagner13
This Compensation Committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by BlackLine under the Securities Act or the Exchange Act, except to the extent BlackLine specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.
12 Mr. Henshall joined our Compensation Committee in September 2024.
13 Mr. Wagner joined our Compensation Committee in February 2024. Mr. Yoran served as a member of our Compensation Committee from January 2023 to February 2024, when he was replaced by Mr. Wagner.

Summary Compensation Table
The following table presents information concerning the total compensation of our NEOs for services rendered to us in all capacities during the years ended December 31, 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Performance Stock Awards ($)(1)(3)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(4)	Other Bonuses (Signing) ($)(5)	All Other Compensation ($)(6)	Total ($)
Therese Tucker	2024	496,250	4,160,286	5,147,281	—	609,812	—	—	10,413,629
Co-CEO	2023	468,833	6,286,793	1,564,591	—	207,095	—	—	8,527,312
	2022	340,000	4,935,302	—	—	211,570	—	—	5,486,872
Owen Ryan	2024	496,250	4,160,286	5,147,281	—	609,812	—	13,800	10,427,429
Co-CEO	2023	398,655	4,693,840	1,564,591	—	170,782	—	13,200	6,841,068
Mark Partin	2024	445,001	2,828,653	3,891,169	—	403,565	—	13,800	7,582,188
Chief Financial Officer	2023	425,000	2,346,920	1,512,601	—	128,527	—	13,200	4,426,248
	2022	405,000	6,184,024	822,651	—	235,351	—	12,200	7,659,226
Jimmy Duan(7)	2024	277,885	2,877,904	2,473,776	—	239,715	120,000	13,800	6,003,080
Chief Customer Officer							—
Karole Morgan-Prager	2024	432,500	1,719,506	2,344,911	—	306,375	—	21,548	4,824,840
Chief Legal and Administrative Officer	2023	405,000	1,548,940	895,981	—	87,535	—	13,200	2,950,656
	2022	385,000	3,937,668	427,706	—	159,908	—	32,552	4,942,834
Jeremy Ung(8)	2024	302,404	3,357,554	2,886,052	—	260,690	150,000	13,800	6,970,500
Chief Technology Officer
_________________
(1)The amounts in this column represent the aggregate grant date fair value of stock and option awards as computed in accordance with ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of the RSUs granted to our NEOs in fiscal 2024, 2023, and 2022.
(3)The amounts reported in the Performance Stock Awards Column reflect the aggregate grant date fair value of the PSUs granted in the year indicated, as computed in accordance with ASC 718. For PSUs, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. For PSUs approved in years prior to 2024, for which performance conditions were approved in 2024, the grant date for purposes of this disclosure is deemed to be in 2024. PSUs vest upon achievement of corporate performance goals. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The grant date fair value of the fiscal 2024 PSUs assuming that the highest level of performance is achieved under the applicable performance measures is presented below. The estimated grant date fair value for these PSUs presented in the table above is different from (and lower than) the maximum value set forth below. These amounts do not necessarily correspond to the actual value recognized by our NEOs.

Name	Maximum Value of 2024 PSUs
Therese Tucker	$10,294,562
Owen Ryan	$10,294,562
Mark Partin	$7,782,338
Jimmy Duan	$4,947,552
Karole Morgan-Prager	$4,689,822
Jeremy Ung	$5,772,104
(4)The amounts in this column represent annual incentives earned under our bonus plans for the applicable fiscal year.
(5)The amounts in this column represents sign-on bonuses in connection with Mr. Duan’s and Mr. Ung’s commencement of employment with the Company, consisting of $120,000 and $150,000, respectively.
(6)In 2024, this amount includes: (a) for Mr. Ryan, Mr. Partin, Mr. Duan, Ms. Morgan-Prager, and Mr. Ung, 401(k) plan matching contributions in the amount of $13,800 each; and (b) for Ms. Morgan-Prager, $7,748 in US and foreign tax equalization payments related to her service in the United Kingdom at our request.
(7)Mr. Duan joined the company as Chief Customer Officer on May 6, 2024.
(8)Mr. Ung joined the company as Chief Technology Officer on April 15, 2024.

Grants of Plan-Based Awards During 2024
The following table presents information regarding grants of plan-based awards made to our NEOs during 2024:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Number of Securities Underlying Restricted Stock Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Therese Tucker	2/14/2024	272,949	496,270	992,540
	2/14/2024(3)				12,578	23,293	46,586		1,364,271
	3/17/2024(4)				15,847	31,695	63,390		3,089,629
	3/17/2024(5)				5,282	10,565	21,130		693,381
	3/17/2024(6)							63,390	4,160,286
Owen Ryan	2/14/2024	272,949	496,270	992,540
	2/14/2024(3)				12,578	23,293	46,586		1,364,271
	3/17/2024(4)				15,847	31,695	63,390		3,089,629
	3/17/2024(5)				5,282	10,565	21,130		693,381
	3/17/2024(6)							63,390	4,160,286
Mark Partin	2/14/2024	180,634	328,425	656,850
	2/14/2024(7)				5,871	10,874	21,748		636,890
	2/14/2024(3)				6,289	11,647	23,294		682,165
	3/17/2024(4)				10,755	21,550	43,100		2,100,694
	3/17/2024(5)				3,591	7,183	14,366		471,420
	3/17/2024(6)							43,100	2,828,653
Jimmy Duan	5/6/2024	107,295	195,082	390,164
	5/8/2024(4)				12,090	24,180	48,360		1,994,125
	5/8/2024(5)				4,030	8,060	16,120		479,651
	5/8/2024(6)							48,360	2,877,904
Karole Morgan-Prager	2/14/2024	137,132	249,331	498,662
	2/14/2024(7)				3,053	5,654	11,308		331,155
	2/14/2024(3)				4,150	7,687	15,374		450,228
	3/17/2024(4)				6,550	13,100	26,200		1,276,988
	3/17/2024(5)				2,183	4,366	8,732		286,541
	3/17/2024(6)							26,200	1,719,506
Jeremy Ung	4/15/2024	116,684	212,152	424,304
	5/8/2024(4)				14,105	28,210	56,420		2,326,479
	5/8/2024(5)				4,701	9,403	18,806		559,573
	5/8/2024(6)							56,420	3,357,554
_________________
(1)Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive compensation opportunities under our 2024 Bonus Plan, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements – 2024 Bonus Plan Performance Matrix” and “—2024 Bonus Plan Decisions.” The target opportunity under our 2024 Bonus Plan Award for each of Ms. Tucker, Mr. Ryan, Mr. Partin, and Ms. Morgan-Prager is prorated to reflect changes to their compensation from April 1, 2024. The target opportunity under our 2024 Bonus Plan for each of Mr. Duan and Mr. Ung is prorated to reflect a partial year of service beginning on May 6, 2024 and April 15, 2024, respectively.
(2)The amount in this column represents the aggregate grant date fair value of stock awards as computed in accordance with ASC 718. The fair value of the PSUs is calculated based on target shares.
(3)Reflects the award of PSUs at the threshold, target and maximum award levels for the portion of the 2023 PSUs scheduled to vest on February 20, 2025 as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2024 PSU Performance Matrix.” Further information on the threshold, target, maximum, and actual award level achievement of this PSU award, as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2024 PSU Performance Decisions.”
(4)Reflects the award of PSUs at the threshold, target and maximum award levels for the rTSR performance measure for the portion of the 2024 PSUs scheduled to vest on February 20, 2027, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Awards.” Further information on the threshold, target, maximum, and, if available, actual award level achievement of this PSU award, as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Long-Term Equity Compensation.”
(5)Reflects the award of PSUs at the threshold, target and maximum award levels for the portion of the 2024 PSUs scheduled to vest on February 20, 2025 (May 20, 2025 in the case of Mr. Duan and Mr. Ung) as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2024 PSU Performance Matrix.” Further information on the threshold, target, maximum, and actual award level achievement of this PSU award as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2024 PSU Performance Decisions.”
(6)Reflects the award of RSUs for such NEOs as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements – Annual Long-Term Equity Awards.”
(7)Reflects the award of PSUs at the threshold, target and maximum award levels for the portion of the 2022 PSUs scheduled to vest on February 20, 2025 as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2024 PSU Performance Matrix.” For PSUs approved in years prior to 2024 for which performance conditions were approved in 2024, the grant date for purposes of this disclosure is deemed to be in 2024. Further information on the threshold, target, maximum, and actual award level achievement of this PSU award, as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2024 PSU Performance Decisions.”

Outstanding Equity Awards at Year-End
The following table presents information concerning all outstanding equity awards held by each of our NEOs as of December 31, 2024:

		Option Awards				Stock Awards
Named Executive Officer	Grant Date(1)	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Therese Tucker	10/17/2016(3)	96,560		14.00	10/16/2026
	3/6/2018(4)	95,080		44.41	3/5/2028
	5/15/2019(6)	99,270		48.65	5/15/2029
	4/15/2020(7)	145,970		57.11	4/15/2030
	3/6/2021(8)	40,790		111.53	3/6/2031
	3/7/2023(13)					39,308	2,388,354
	2/14/2024(15)					23,293	1,415,283
	3/17/2024(16)					63,390	3,851,576
	3/17/2024(17)							31,695	1,925,788
	3/17/2024(18)					10,565	641,929
Owen Ryan	8/10/2018(5)	2,874		47.64	8/10/2028
	3/7/2023(13)					39,308	2,388,354
	2/14/2024(15)					23,293	1,415,283
	3/17/2024(16)					63,390	3,851,576
	3/17/2024(17)							31,695	1,925,788
	3/17/2024(18)					10,565	641,929
Mark Partin	3/6/2018(4)	56,760		44.41	3/5/2028
	5/15/2019(6)	64,950		48.65	5/15/2029
	4/15/2020(7)	114,480		57.11	4/15/2030
	3/6/2021(9)	22,940	1,530	111.53	3/6/2031
	3/6/2021(10)					703	42,714
	4/4/2022(11)					10,194	619,387
	12/30/2022(12)					18,414	1,118,835
	3/7/2023(13)					19,654	1,194,177
	2/14/2024(14)					10,874	660,704
	2/14/2024(15)					11,647	707,672
	3/17/2024(16)					43,100	2,618,756
	3/17/2024(17)							21,550	1,309,378
	3/17/2024(18)					7,183	436,439
Jimmy Duan	5/8/2024(19)					48,360	2,938,354
	5/8/2024(17)							24,180	1,469,177
	5/8/2024(20)					8,060	489,726

		Option Awards				Stock Awards
Named Executive Officer	Grant Date(1)	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Karole Morgan-Prager	3/6/2018(4)	28,300		44.41	3/5/2028
	5/15/2019(6)	25,600		48.65	5/15/2029
	4/15/2020(7)	38,160		57.11	4/15/2030
	3/6/2021(9)	13,002	868	111.53	3/6/2031
	3/6/2021(10)					399	24,243
	4/4/2022(11)					5,300	322,028
	12/30/2022(12)					13,154	799,237
	3/7/2023(13)					12,972	788,179
	2/14/2024(14)					5,654	343,537
	2/14/2024(15)					7,687	467,062
	3/17/2024(16)					26,200	1,591,912
	3/17/2024(17)							13,100	795,956
	3/17/2024(18)					4,366	265,278
Jeremy Ung	5/8/2024(19)					56,420	3,428,079
	5/8/2024(17)							28,210	1,714,040
	5/8/2024(20)					9,403	571,326
_________________
(1)Each of the outstanding equity awards was granted pursuant to our 2014 Equity Incentive Plan, or 2014 Plan or 2016 Plan, as applicable.
(2)These market values are determined by multiplying the number of shares by the fair market value per share of common stock on December 31, 2024 (the last trading day of 2024), or $60.76.
(3)Twenty-five percent (25%) of the shares (rounded down to the nearest whole number of shares) vest on each of the first four anniversaries of the vesting commencement date (January 1, 2016), subject to continued service with us through each applicable vesting date. At December 31, 2024, all shares were vested.
(4)Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (February 20, 2018), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date. At December 31, 2024, all shares were vested.
(5)One hundred percent (100%) of the shares underlying this option vested on May 7, 2019. At December 31, 2024, all shares were vested.
(6)Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (February 20, 2019), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date. At December 31, 2024, all shares were vested.
(7)Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (May 20, 2020), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date. At December 31, 2024, all shares were vested.
(8)Fifty percent (50%) of the shares underlying this option vest on each of February 20, 2022 and February 20, 2023, subject to continued service with us through each vesting date. At December 31, 2024, all shares were vested.
(9)Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (February 20, 2021), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.
(10)Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2021) and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.
(11)Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2022), and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each applicable vesting date.
(12)Two-thirds of the shares underlying this RSU award vest on the two-year anniversary of the vesting commencement date (November 20, 2022) and one-third of the shares underlying this RSU award will vest on the third anniversary of the vesting commencement date, subject to continued service with us through each vesting date.
(13)Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2023), and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each applicable vesting date.
(14)Reflects one-third of the total number of shares underlying the 2022 PSU award, for which performance metrics were established on February 14, 2024 for the 2024 performance period. These shares will vest on February 20, 2025, subject to the satisfaction of applicable performance-based conditions for the calendar year preceding the vesting date, which performance-based conditions are to be determined on an annual basis, and in each case subject to continued service with us through the applicable vesting date.

(15)Reflects one-third of the total number of shares underlying this PSU award. One-third of the total number of shares will vest on each of February 20, 2025 and February 20, 2026, in each case subject to the satisfaction of applicable performance-based conditions for the calendar year preceding the vesting date, which performance-based conditions will be determined on an annual basis, and in each case subject to continued service with us through each applicable vesting date. Please refer to the section titled “2024 PSU Performance Matrix” above. As of December 31, 2024, the grant date and performance-based conditions for the 2025 performance period were not yet established.
(16)Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2025), and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each applicable vesting date.
(17)Reflects the award of PSUs for the rTSR performance measure for the portion of the 2024 PSUs scheduled to vest on February 20, 2027, in each case subject to continued service with us through the applicable vesting date, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Awards.” Further information on the threshold, target, maximum, and actual award level achievement of this PSU award as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Compensation.”
(18)Reflects one-third of the total number of shares underlying the PSU award. One-third of the total number of shares will vest on each of February 20, 2025, 2026, and 2027, in each case subject to the satisfaction of the applicable financial metric goals for the calendar year preceding the vesting date, which performance-based conditions will be determined on an annual basis, and in each case subject to continued service with us through each applicable vesting date. As of December 31, 2024, the grant date and performance-based conditions for the 2025 and 2026 performance periods were not yet established. Please refer to the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Awards.” Further information on the threshold, target, maximum, and actual award level achievement of this PSU award as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2024 PSU Performance Matrix.”
(19)Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (May 20, 2025), and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each applicable vesting date.
(20)Reflects one-third of the total number of shares underlying the PSU award. One-third of the total number of shares will vest on each of May 20, 2025, February 20, 2026, and February 20, 2027, in each case subject to the satisfaction of the applicable financial metric goals for the calendar year preceding the vesting date, which performance-based conditions will be determined on an annual basis, and in each case subject to continued service with us through each applicable vesting date. As of December 31, 2024, the grant date and performance-based conditions for the 2025 and 2026 performance periods were not yet established. Please refer to the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Awards.” Further information on the threshold, target, maximum, and actual award level achievement of this PSU award as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2024 PSU Performance Matrix.”
Stock Option Exercises and Stock Awards Vested During 2024
The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2024 by each of our NEOs. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the stock options.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Therese Tucker	—	—	93,895	5,364,193
Owen Ryan	—	—	41,053	2,339,493
Mark Partin	140,956	5,373,079	79,784	4,603,352
Jimmy Duan	—	—	—	—
Karole Morgan-Prager	117,260	5,162,521	50,421	2,912,958
Jeremy Ung	—	—	—	—
_________________
(1)Reflects the aggregate number of shares of common stock underlying the stock options that were exercised in 2024.
(2)Calculated by multiplying (i) the difference between (x) the sale price for shares of common stock sold concurrently with the exercise of an option, and if not, the fair market value of common stock on the option exercise date, which was determined using the closing price on NASDAQ of a share of common stock on the option exercise date, and (y) the exercise price of the option, by (ii) the number of shares of common stock acquired upon exercise.

Potential Payments Upon Termination or Change of Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 31, 2024, the last day of our fiscal year.

Named Executive Officer	Qualifying Termination Not in Connection with a Change of Control ($)	Qualifying Termination in Connection with a Change of Control ($)(1)
Therese Tucker
Cash severance(2)	500,000	1,246,270
Continued health coverage(3)	23,524	34,925
Accelerated equity vesting(4)(5)	—	12,226,492
Owen Ryan
Cash severance(2)	500,000	1,246,270
Continued health coverage(3)	32,326	47,993
Accelerated equity vesting(4)(5)	—	12,226,492
Mark Partin
Cash severance(6)	225,000	450,000
Continued health coverage(3)	16,331	32,326
Accelerated equity vesting(4)(7)	—	9,815,717
Jimmy Duan
Cash severance(6)	212,500	425,000
Continued health coverage(3)	14,146	28,002
Accelerated equity vesting(4)(7)	734,588	5,346,029
Karole Morgan-Prager
Cash severance(6)	220,000	440,000
Continued health coverage(3)	4,890	9,680
Accelerated equity vesting(4)(7)	—	6,107,656
Jeremy Ung
Cash severance(6)	212,500	425,000
Continued health coverage(3)	19,376	38,354
Accelerated equity vesting(4)(7)	857,020	6,237,014
_________________
(1)A qualifying termination of employment is considered “in connection with a change of control” if such termination occurs within the period commencing three (3) months before and ending twelve (12) months after a “change of control”.
(2)These estimates of cash severance payable to Ms. Tucker and Mr. Ryan include: for a qualifying termination not in connection with a change of control, lump sum payments of twelve (12) months of base salary and COBRA premium costs; and for a qualifying termination in connection with a change of control, lump sum payment of eighteen (18) months of base salary and COBRA premium costs and prorated portion of the executive’s target annual bonus for the year of termination.
(3)These estimates of continued coverage reflect the present value of monthly COBRA premium payments for the applicable severance period.
(4)For purposes of valuing accelerated vesting, the values indicated in the table are calculated, with respect to stock options, as the aggregate excess of $60.76, the closing price of a share of our common stock on December 31, 2024 (the last trading day of 2024), if any, over the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, with respect to RSUs, $60.76 multiplied by the number of unvested RSUs accelerated, and, with respect to PSUs, $60.76 multiplied by the number of PSUs for which performance conditions would be satisfied, or for which time-based vesting requirements would be accelerated.
(5)These estimates of accelerated equity vesting for Ms. Tucker and Mr. Ryan include: for a qualifying termination in connection with a change of control, acceleration of one hundred percent (100%) of the executive’s then-outstanding equity awards, taking into account performance through the truncated period ending prior to the change of control for 2024 PSUs subject to an rTSR performance measure.
(6)These estimates of cash severance payable to Mr. Partin, Mr. Duan, Ms. Morgan-Prager and Mr. Ung include: for a qualifying termination not in connection with a change of control, a lump sum payment of six (6) months of base salary; and for a qualifying termination in connection with a change of control, a lump sum payment of twelve (12) months of base salary.
(7)These estimates of accelerated equity vesting for Mr. Partin, Mr. Duan, Ms. Morgan-Prager and Mr. Ung include: for termination upon a qualifying termination in connection with a change of control, acceleration of one hundred percent (100%) of the executive’s then outstanding and unvested equity awards, taking into account performance through the truncated period ending prior to the change of control for 2024 PSUs subject to an rTSR performance measure; and for Mr. Duan and Mr. Ung only for a termination by the Company that is not for cause and not in connection with a change of control within the first twelve (12) months of employment, accelerated vesting of the time-based restricted stock units granted pursuant to the executive’s offer letter and scheduled to vest on that award’s first vesting date.

Therese Tucker and Owen Ryan
We entered into an employment agreement with each of Ms. Tucker and Mr. Ryan that provides for change of control and severance benefits under certain circumstances.
These employment agreements provide that if the executive’s employment is terminated by us without “cause” (as such term is defined in these employment agreements) other than for death or disability, outside of the period beginning three (3) months prior to a “change of control” (as such term is defined in these employment agreements) and ending twelve (12) months following the change of control, the executive will be eligible to receive: (i) a lump sum cash payment equal to 100% of the executive’s annual salary and (ii) reimbursement by the Company for COBRA premiums paid to maintain group health insurance benefits for the executive and executive’s dependents under COBRA for up to twelve (12) months following the date of termination.
These employment agreements also provide that if the executive’s employment is terminated by us during the period beginning three (3) months prior to a change of control and ending twelve (12) months following the change of control without cause other than for death or disability or the executive resigns for “good reason” (as defined in these employment agreements) during that same period, then the executive will be eligible to receive (i) a lump sum cash payment equal to 150% of the executive’s annual salary, (ii) a lump sum cash payment equal to a prorated portion of the executive’s target annual bonus for the year of termination and (iii) reimbursement by the Company for COBRA premiums the executive pays to maintain group health insurance benefits for the executive and the executive’s dependents under COBRA for up to eighteen (18) months following the termination date, and (iv) 100% of all of the executive’s outstanding equity awards will become vested and fully exercisable effective as of the later of the date of termination or the date of the consummation of the change of control (and with respect to any Company performance-based equity awards, for which the applicable performance period has (x) been completed as of the termination date, based on actual achievement of the applicable performance objectives or (y) not been completed as of the termination date, assuming achievement of the applicable performance objectives at target).
Mark Partin, Jimmy Duan, Karole Morgan-Prager, and Jeremy Ung
Our Change of Control and Severance Policy was updated in February 2024 with respect to participants, including Mr. Partin, Mr. Duan, Ms. Morgan-Prager, and Mr. Ung, to provide for vesting of all outstanding equity awards upon a qualifying termination within a change of control period (as described below). Following this update, the change of control policy provides for the following change of control and severance benefits for Mr. Partin, Mr. Duan, Ms. Morgan-Prager, and Mr. Ung:
If we terminate the executive officer’s employment other than for “cause,” death or “disability” or such executive officer resigns for “good reason” during the period from the period beginning three (3) months prior to a “change of control” (as such terms are defined in the Policy) and ending twelve (12) months following a change of control (the “change of control period”), such executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):
•100% of the executive officer’s then-outstanding and unvested equity awards will become fully vested and exercisable and any applicable performance goals will be deemed achieved at 100% of target levels;
•A lump sum cash amount equal to one year of the executive officer’s base salary in effect immediately prior to the termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then the executive officer’s annual base salary in effect immediately prior to such reduction) or the change of control, whichever is greater; and
•Payment or reimbursement of continued health coverage for the executive officer and the executive officer’s eligible dependents under COBRA for a period of up to 12 months or a taxable lump sum payment in lieu of payment or reimbursement, as applicable.
If we terminate an executive officer’s employment other than for “cause,” death, or “disability” outside of the applicable change of control period, such executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):
•A lump sum cash amount equal to six (6) months of the executive officer’s base salary in effect immediately prior to the termination;
•Payment or reimbursement of continued health coverage for the executive officer and the executive officer’s eligible dependents under COBRA for a period of up to six months (6) or a taxable lump sum payment in lieu of payment or reimbursement, as applicable; and

•For Mr. Duan and Mr. Ung, upon a termination by the Company other than for “cause” within the first twelve (12) months of employment only, accelerated vesting of the time-based restricted stock units granted pursuant to the executive’s offer letter and scheduled to vest on that award’s first vesting date.
To receive the severance benefits upon a qualifying termination, an executive officer must sign and not revoke our standard separation agreement and release of claims within the timeframe set forth in the Policy. If any of the payments provided for under the Policy or otherwise payable to an executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax under Section 4999 of the Code, then the executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him or her. The Policy does not require us to provide any tax gross-up payments to any executive officer.
Equity Award Acceleration Terms
In the event of a change of control during the performance period for our 2024 PSUs subject to a rTSR performance measure, the performance period will be truncated and the number of PSUs that become eligible for vesting will be determined based on rTSR performance for the period beginning January 1, 2024 and ending on the date immediately preceding the change of control. In the event of a change of control during the performance period for our other PSUs, performance goals for each open performance period will be deemed satisfied as of closing at target levels. In either case, the shares eligible for vesting will be eligible for vesting on continued service as provided in the award agreement, subject to acceleration under the terms of the executive’s employment agreement or our Change of Control and Severance Policy.
Equity Compensation Plan Information
The following table summarizes information about our equity compensation plans as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any non-stockholder approved equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,692,369	(1)	$50.96	(2)	20,965,919	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	4,692,369		$50.96		20,965,919
(1)The amount consists of (i) 1,236,621 options to purchase shares of our common stock under our 2016 Plan and 2014 Plan that contain service-only vesting conditions; (ii) 2,811,363 shares subject to outstanding RSUs; (iii) 441,950 shares subject to outstanding RSUs with service and performance conditions; and (iv) 202,435 shares subject to outstanding RSUs with service and market conditions.
(2)Indicates a weighted average price for outstanding options to purchase 1,236,621 shares of our common stock under our 2016 Plan and 2014 Plan that contain service-only vesting conditions and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(3)Consists of 20,372,351 shares of our common stock reserved for issuance under our 2016 Plan and 593,568 shares of our common stock reserved for issuance under our 2018 Employee Stock Purchase Plan. Our 2016 Plan provides that on the first day of each fiscal year beginning with the 2017 fiscal year, the number of shares of our common stock available for issuance thereunder will be increased in an amount equal to the least of (i) 6,196,000 shares, (ii) 5% of the total number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year or (iii) a lower number of shares determined by our Board or a committee thereof. On January 1, 2025, the number of shares of our common stock reserved for issuance under our 2016 plan increased by 3,140,667 shares pursuant to this provision. This increase is not reflected in the table above.
CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Co-CEOs (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date
We identified the median employee using our employee population on November 1, 2024 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).
Consistently Applied Compensation Measure (CACM)
Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: a) annual base pay, b) annual target cash incentive opportunity, and c) the estimated grant date fair value for equity awards granted as of November 1, 2024. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable year-to-date average exchange rate as of November 1, 2024, and annualized the compensation values of individuals that joined our Company during 2024. We did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments.
Methodology and Pay Ratio
After applying our CACM methodology, we identified a median employee with anomalous compensation characteristics. Therefore, we substituted an employee near the median whose compensation was viewed as more representative of our median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee compensation as calculated using Summary Compensation Table requirements was $186,315. Our Co-Chief Executive Officer, Therese Tucker’s, compensation as reported in the Summary Compensation Table was $10,413,629. Therefore, her CEO Pay Ratio for 2024 is approximately 56 to 1. Our Co-Chief Executive Officer, Owen Ryan’s, compensation as reported in the Summary Compensation Table was $10,427,429. Therefore, his CEO Pay Ratio for 2024 is approximately 56 to 1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Pay Versus Performance
Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of Company performance. The material that follows is provided in compliance with these rules, however, additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our “Compensation Discussion and Analysis.”
The following table provides information regarding compensation actually paid to our principal executive officer, or PEO, and other NEOs for each year from 2020 to 2024, compared to our TSR from December 31, 2019 through the end of each such year, and our net income and revenue for each such year.

Year	Summary Compensation Table Total for Tucker(1)(2)	Compensation Actually Paid to Tucker(1)(3)	Summary Compensation Table Total for Ryan(1)(2)	Compensation Actually Paid to Ryan(1)(3)	Summary Compensation Table Total for Huffman(1)(2)	Compensation Actually Paid to Huffman(1)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(5)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)(8)	Revenue (in millions)(9)
									Total Shareholder Return(6)	S&P 500 Software & Services Select Index Total Shareholder Return(7)
2024	$10,413,629	$7,677,682	$10,427,429	$8,059,143	$—	$—	$6,345,152	$5,137,986	$118	$190	$161	$653
2023	$8,527,312	$6,738,346	$6,841,068	$5,553,701	$702,699	$(17,755,110)	$3,430,050	$1,895,498	$121	$151	$53	$590
2022	$—	$—	$—	$—	$21,871,907	$14,430,973	$5,676,538	$1,071,621	$130	$109	$(29)	$523
2021	$—	$—	$—	$—	$6,046,686	$(706,678)	$3,169,239	$(2,564,663)	$201	$165	$(115)	$426
2020	$8,437,695	$34,909,416	$—	$—	$—	$—	$4,066,289	$20,466,019	$259	$153	$(47)	$352
_________________
(1)Our PEO for 2020 was Therese Tucker. Our PEO for 2021 and 2022 was Marc Huffman, who succeeded Ms. Tucker as our Chief Executive Officer as of January 1, 2021. Mr. Huffman resigned as CEO on March 6, 2023. Ms. Tucker and Owen Ryan were appointed as Co-CEOs effective March 6, 2023. Our PEOs for 2024 were Ms. Tucker and Mr. Ryan.
(2)Represents the total compensation paid to our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.
(3)Represents the compensation actually paid to each PEO. Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year. This dollar amount is derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC's rules, as shown in the table below.

	Therese Tucker	Owen Ryan
Summary compensation table total	$10,413,629	$10,427,429
Subtract grant date fair value of option awards and stock awards granted in fiscal year	(9,307,567)	(9,307,567)
Add fair value at fiscal year-end of outstanding and unvested option awards and stock awards granted in fiscal year	7,229,228	7,229,228
Adjust for change in fair value of outstanding and unvested option awards and stock awards granted in prior fiscal years	(66,037)	(66,037)
Add fair value at vesting of option awards and stock awards granted in fiscal year that vested during fiscal year	—	—
Adjust for change in fair value as of vesting date of option awards and stock awards granted in prior fiscal years for which applicable vesting conditions were satisfied during fiscal year	(591,570)	(223,910)
Subtract fair value as of prior fiscal year-end of option awards and stock awards granted in prior fiscal years that failed to meet applicable vesting conditions during fiscal year	—	—
Compensation actually paid	$7,677,682	$8,059,143
*    The assumptions used for determining the fair values of outstanding and unvested option awards shown in this table are different from those used to determine the fair values disclosed as of the grant date of such awards. The assumptions used for determining fair values shown in this table are: 3.66 - 3.90 years for Expected life, 58.57% - 61.98% for Volatility, 3.90% - 4.52% for the Risk-free rate, and 0% for the Expected dividend yield.

(4)Represents the average of the total compensation paid to each of our NEOs other than our PEO in each listed year, as shown in our Summary Compensation Table for such listed year. The names of our NEOs other than our PEO for each such year are listed in the table below.

2024	2023	2022	2021	2020
Mark Partin	Mark Partin	Therese Tucker	Therese Tucker	Marc Huffman
Jimmy Duan	Karole Morgan-Prager	Mark Partin	Mark Partin	Mark Partin
Karole Morgan-Prager	Mark Woodhams	Karole Morgan-Prager	Peter Hirsch	Karole Morgan-Prager
Jeremy Ung		Mark Woodhams	Mark Woodhams	Peter Hirsch

(5)This figure is the average of compensation actually paid for our NEOs other than our PEO in 2024. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC's rules as shown in the table below.

2024
Summary compensation table total	$6,345,152
Subtract grant date fair value of option awards and stock awards granted in fiscal year	(5,594,881)
Add fair value at fiscal year-end of outstanding and unvested option awards and stock awards granted in fiscal year	4,616,090
Adjust for change in fair value of outstanding and unvested option awards and stock awards granted in prior fiscal years	(37,157)
Add fair value at vesting of option awards and stock awards granted in fiscal year that vested during fiscal year	—
Adjust for change in fair value as of vesting date of option awards and stock awards granted in prior fiscal years for which applicable vesting conditions were satisfied during fiscal year	(191,217)
Subtract fair value as of prior fiscal year-end of option awards and stock awards granted in prior fiscal years that failed to meet applicable vesting conditions during fiscal year	—
Compensation actually paid	$5,137,986
*    The assumptions used for determining the fair values of outstanding and unvested option awards shown in this table are different from those used to determine the fair values disclosed as of the grant date of such awards. The assumptions used for determining fair values shown in this table are: 3.66 - 4.31 years for Expected life, 55.94% - 61.98% for Volatility, 3.72% - 4.52% for the Risk-free rate, and 0% for the Expected dividend yield.

(6)TSR is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.

(7)The peer group used is the S&P Software & Services Select index, as used in the Company's performance graph in our annual report. TSR is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.

(8)The dollar amounts reported are the Company's GAAP net income reflected in the Company's audited financial statements.

(9)In the Company's assessment, GAAP revenue is the most important financial performance measure (other than stock price) used by the Company in 2024 to link compensation actually paid to performance.

Tabular List of Performance Measures
The list below includes the financial performance measures that in our assessment represent the most important financial performance measures used to link compensation actually paid to our NEOs, for 2024, to Company performance.
Performance Measure:
•Revenue
•Non-GAAP Net Income
•Annualized Recurring Revenue (ARR)
•Stock Price
Description of Relationships Between Compensation Actually Paid and Performance
The following charts graphically show the relationship over the past five years of the CAP amounts for our CEOs and average CAP amounts for our PEOs compared to our cumulative TSR, S&P 500 Software & Services Select Index TSR, net income, and revenue.
BlackLine, Inc. CAP vs TSR

BlackLine, Inc. CAP vs Net Income

BlackLine, Inc. CAP vs Revenue (in millions)

SECURITY OWNERSHIP
The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 11, 2025, for:
•all those known by us to be the beneficial owner of more than 5% of our common stock;
•each of our named executive officers;
•each of our current directors and nominees for director; and
•all current executive officers and directors as a group.
This table is based on information provided to us or filed with the SEC by our directors, executive officers, and 5% stockholders. The table lists applicable percentage ownership based on 63,076,641 shares of our common stock outstanding as of March 11, 2025. Shares of common stock issuable upon the exercise of stock options exercisable or pursuant to RSUs that are subject to vesting conditions within 60 days of March 11, 2025, are deemed to be outstanding and beneficially owned by the person holding the options, or the RSUs, for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, we believe, based on the information provided to us, that each stockholder named in the following table possesses sole voting and investment power over the shares listed. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise noted below, the address of each person listed on the table is c/o BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, CA 91367.

	Common Stock
Name of Beneficial Owner	Number	Percent
Greater than 5% Stockholders:
Funds Affiliated with BlackRock(1)	8,467,351	13.4%
Funds Affiliated with Vanguard(2)	6,737,888	10.7%
Funds Affiliated with Clearlake(3)	5,712,300	9.1%
Funds Affiliated with FMR LLC(4)	5,444,308	8.6%
Named Executive Officers and Directors:
Scott Davidson(5)	668	*
Camille Drummond(6)	3,836	*
Jimmy Duan(7)	2,429	*
David Henshall(8)	2,602	*
Karole Morgan-Prager(9)	155,322	*
Mark Partin(10)	133,090	*
Brunilda Rios(11)	7,923	*
Owen Ryan(12)	70,753	*
Therese Tucker(13)	4,835,746	7.6%
Jeremy Ung	—	*
Thomas Unterman(14)	104,860	*
Sophia Velastegui(15)	15,754	*
William Wagner(16)	5,681	*
Barbara Whye(17)	6,777	*
Mika Yamamoto(18)	10,266	*
All current directors and executive officers as a group (17 people)(19)	5,480,926	8.6%
_________________
*Represents beneficial ownership of less than 1%.
(1)Based on a Schedule 13G filed April 5, 2024, by BlackRock, Inc., or BlackRock, 50 Hudson Yards, New York, NY 10001. BlackRock may be deemed to be the beneficial owner of 8,467,351 shares of common stock, over which it has (i) sole dispositive power over 8,467,351 shares held by BlackRock, (ii) shared dispositive power over 0 shares, (iii) sole voting power over 8,447,233 shares and (iv) shared voting power over 0 shares.

(2)Based on a Schedule 13G filed February 13, 2024, by The Vanguard Group, or Vanguard, 100 Vanguard Blvd., Malvern, PA 19355, Vanguard may be deemed to be the beneficial owner of 6,737,888 shares of common stock, over which it has (i) sole dispositive power over 6,578,680 shares held by Vanguard, (ii) shared dispositive power over 159,208 shares, (iii) sole voting power over 0 shares, and (iv) shared voting power over 104,422 shares.
(3)Based on a Schedule 13G filed February 14, 2023, by Clearlake Capital Group, L.P., or Clearlake, 233 Wilshire Blvd., Suite 800, Santa Monica, CA 90401, Clearlake may be deemed to be the beneficial owner of 5,712,300 shares of common stock, over which it has (i) sole dispositive power over 0 shares, (ii) shared dispositive power over 5,712,300 shares, (iii) sole voting power over 0 shares and (iv) shared voting power over 5,712,300 shares. Pursuant to the Schedule 13G, the shares are held for the account of Clearlake Capital Partners VII Finance, L.P., a Delaware limited partnership (“Clearlake Capital Partners VII”). Clearlake Capital Group serves as the investment adviser and general partner to Clearlake Capital Partners VII. Jose Enrique Feliciano and Behdad Eghbali are Managing Partners of Clearlake Capital Group.
(4)Based on a Schedule 13G filed November 12, 2024, by FMR LLC, or FMR, 245 Summer Street, Boston, MA 02210, FMR may be deemed to be the beneficial owner of 5,444,308 shares of common stock, over which it has (i) sole dispositive power over 5,444,308 shares, (ii) shared dispositive power over 0 shares, (iii) sole voting power over 5,428,479 shares and (iv) shared voting power over 0 shares.
(5)Includes 668 shares of common stock issuable upon the vesting of restricted stock units held by Mr. Davidson within 60 days of March 11, 2025.
(6)Includes (i) 446 shares of common stock held by Ms. Drummond and (ii) 3,390 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 11, 2025.
(7)Includes 2,429 shares of common stock held by Mr. Duan as of March 11, 2025.
(8)Includes 2,602 shares of common stock issuable upon the vesting of restricted stock units held by Mr. Henshall within 60 days of March 11, 2025.
(9)Includes (i) 49,392 shares of common stock held by Ms. Morgan-Prager and (ii) 105,930 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 11, 2025.
(10)Includes 133,090 shares of common stock held by Mr. Partin as of March 11, 2025.
(11)Includes (i) 4,533 shares of common stock held by Ms. Rios and (ii) 3,390 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 11, 2025.
(12)Includes (i) 67,879 shares of common stock held by Mr. Ryan and (ii) 2,874 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 11, 2025.
(13)Includes (i) 1,509,881 shares of common stock held by the Brian and Therese Tucker Living Trust dated 12/19/2014, (ii) 874,128 shares of common stock held by the Tucker Legacy Trust dated 12/30/2014, (iii) 577,200 shares of common stock held by the Isaac Tucker 2012 Irrevocable Gift Trust, (iv) 577,200 shares of common stock held by the Roseanna Tucker 2012 Irrevocable Gift Trust, (v) 250,916 shares of common stock held by the Tucker-Seimetz Safety Net Trust dated 09/28/2015, (vi) 54,074 shares of common stock held by the Claire Seimetz 2015 Trust dated 9/28/2015, (vii) 79,516 shares of common stock held by the Tucker Family CLAT, (viii) 129,897 shares of common stock held by the Tucker Legacy Trust II, (ix) 100,178 shares of common stock held by the Brian & Therese Tucker Charitable Remainder Trust, (x) 205,086 shares of common stock held by Therese Tucker, and (xi) 477,670 shares of common stock subject to options which are exercisable within 60 days of March 11, 2025. Ms. Tucker has shared voting and dispositive power over 1,388,531 shares.
(14)Includes (i) 50,000 shares of common stock held by ETU Rustic Canyon Trust of which Mr. Unterman is the trustee, (ii) 51,470 shares of common stock held by Mr. Unterman, and (iii) 3,390 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 11, 2025.
(15)Includes 12,364 shares of common stock held by Ms. Velastegui and (ii) 3,390 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 11, 2025.
(16)Includes 2,291 shares of common stock held by Mr. Wagner and (ii) 3,390 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 11, 2025.
(17)Includes 3,387 shares of common stock held by Dr. Whye and (ii) 3,390 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 11, 2025.
(18)Includes (i) 6,110 shares of common stock held by Ms. Yamamoto, (ii) 766 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 11, 2025, and (iii) 3,390 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 11, 2025.
(19)Includes 797,643 shares of common stock subject to options which are exercisable within 60 days of March 11, 2025, and (ii) 27,000 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 11, 2025.

RELATED-PERSON TRANSACTIONS
Related-Person Transactions
The following is a summary of transactions since January 1, 2024 to which we have been or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors, nominees for director, promoters or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement titled “Compensation Discussion and Analysis.”
Stockholders’ Agreement
We are party to the Stockholders’ Agreement, which contains specific rights, obligations and agreements of our Stockholder Parties as owners of our common stock. In addition, the Stockholders’ Agreement contains provisions related to the composition of our Board, which are discussed under the section titled “Board of Directors and Corporate Governance— Agreements Related to Our Board.”
Voting Agreement
Under the Stockholders’ Agreement, our Stockholder Parties have agreed to take all necessary action, including casting all votes to which such existing owners are entitled to cast at any annual or special meeting of stockholders, so as to ensure that the composition of our Board and its committees complies with (and includes all of the nominees in accordance with) the provisions of the Stockholders’ Agreement related to the composition of our Board, which are discussed under the section titled “Board of Directors and Corporate Governance—Composition of the Board.”
Registration Rights Agreement
We are party to an Amended and Restated Registration Rights Agreement with our Stockholder Parties, dated as of October 27, 2016 (“Registration Rights Agreement”). Under the Registration Rights Agreement, Ms. Tucker is entitled to certain S-3 registration rights and we will be required to pay the registration expenses (other than underwriting discounts and commissions and stock transfer taxes) of the shares registered. The registration rights have terminated as to the other parties. We filed one shelf registration statement on Form S-3 in 2017 for the sale of 33,738,329 shares of our common stock then held by our Stockholder Parties and for the sale of up $100,000,000 of any combination of our common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights and units. This registration statement was declared effective by the SEC on November 17, 2017.
The registration rights described above apply to (i) shares of our common stock held by Ms. Tucker and her affiliates, and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions, or Registrable Securities. These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, with the consent of the Company and holders of a majority of Registrable Securities, any Registrable Securities held by a person will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation (“Certificate of Incorporation”) contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of our directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. Our Certificate of Incorporation and Bylaws provide that we must indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.
We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.
We have purchased and intend to maintain insurance on behalf of each and any person who is or was one of our directors or officers against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Policies and Procedures for Related-Party Transactions
In connection with our initial public offering, our Audit Committee and our Board approved a Related-Party Transactions Policy which provides that our Audit Committee is responsible for reviewing and approving any related-party transaction, taking into account whether the transaction is on an arms-length basis, whether there are business reasons for the transaction, whether the transaction would impair a director’s independence and whether the related-party transaction would present an improper conflict of interest. The Related-Party Transaction Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest. Our full Board (with any interested director recusing him or herself) reviewed and approved our related-party transactions prior to our initial public offering and following our initial public offering, our Audit Committee will approve all of our related-party transactions.
We believe that we have executed all the transactions described above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future related-party transactions are approved by our Audit Committee, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Such Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such forms we have received and written representations from certain Reporting Persons that they filed all required reports, we believe that all of our executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them, with the exception of one late Form 4 filing for each of Ms. Morgan-Prager, Mr. Partin, Mr. Ryan, Ms. Tucker, Mr. Villanova, and Mr. Woodhams, each of which reported three late transactions related to the vesting of equity awards and related tax withholding, which were filed late on March 20, 2024 due to an administrative oversight.
2024 Annual Report
Our financial statements for our fiscal year ended December 31, 2024 are included in our 2024 annual report, which we will make available to stockholders at the same time as this proxy statement. You may also obtain a copy of our 2024 annual report, including the financial statements and the financial statement schedules, free of charge, by sending a written request to our Investor Relations department at BlackLine, Inc., 21300 Victory Boulevard, 12th floor, Woodland Hills, CA 91367, Attention: Investor Relations.
Company Website
We maintain a website at www.blackline.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address or links to information contained on our website in this proxy statement are inactive textual references only.
Availability of Bylaws
A copy of our Bylaws may be obtained by accessing BlackLine’s filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCKHOLDER PROPOSAL DEADLINES FOR 2026 ANNUAL MEETING
Stockholder Proposals for Inclusion in Proxy Statement
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our next annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than November 25, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:
BlackLine, Inc.
Attn: Corporate Secretary
21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
Stockholder Proposals and Director Nominations Not for Inclusion in Proxy Statement
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement and for stockholders to nominate directors for election at an annual meeting of stockholders. In order to be properly brought before our 2026 annual meeting of stockholders, the stockholder must have given timely notice of such proposal or nomination, in proper written form. To be timely for our 2026 annual meeting of stockholders, a stockholder’s notice of a matter that the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our corporate secretary at our principal executive offices:
•not earlier than January 9, 2026, and
•not later than the close of business on February 8, 2026.
In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must also comply with the additional requirements of Rule 14a-19(b). If we hold our 2026 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2025 annual meeting, then such written notice must be received no earlier than the close of business on the 120th day before the 2026 annual meeting and no later than the close of business on the later of the following two dates:
•the 90th day prior to our 2026 annual meeting of stockholders, or
•the 10th day following the day on which public announcement of the date of our 2026 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting. To be in proper written form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. Notices should be addressed to:
BlackLine, Inc.
Attn: Corporate Secretary
21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
For information on how to access our Bylaws, please see the section entitled “Availability of Bylaws,” and for additional information regarding stockholder recommendations for director candidates, please see the section entitled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to our Board.”

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We know of no other matters to be submitted at the 2025 annual meeting. If any other matters properly come before the 2025 annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.
It is important that your shares be represented at the 2025 annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Woodland Hills, California
March 27, 2025

Appendix A
Unaudited Reconciliation of Non-GAAP Financial Measures
(in thousands, except percentages)

	Year Ended December 31,
	2024	2023
Non-GAAP Operating Income:
Operating income	$18,536	$14,348
Amortization of intangible assets	19,886	20,608
Stock-based compensation	86,097	80,068
Change in fair value of contingent consideration	—	(33,549)
Transaction-related costs	568	5,078
Restructuring costs	1,720	10,964
Total non-GAAP operating income	$126,807	$97,517
GAAP operating margin	2.8%	2.4%
Non-GAAP operating margin	19.4%	16.5%

	Year Ended December 31,
	2024	2023
Non-GAAP Net Income Attributable to BlackLine, Inc.:
Net income attributable to BlackLine, Inc.	$161,174	$52,833
Benefit from income taxes	(50,948)	(1,196)
Amortization of intangible assets	19,886	20,608
Stock-based compensation	85,654	79,588
Amortization of debt issuance costs	4,486	5,535
Change in fair value of contingent consideration	—	(33,549)
Transaction-related costs	568	5,078
Restructuring costs	1,720	10,964
Adjustment to redeemable non-controlling interest	4,639	5,334
Gain on extinguishment of convertible senior notes	(65,112)	—
Total non-GAAP net income attributable to BlackLine, Inc.	$162,067	$145,195

	Year Ended December 31,
	2024	2023
Free Cash Flow:
Net cash provided by operating activities	$190,836	$126,613
Adjustments:
Capitalized software development costs	(24,714)	(21,644)
Purchases of property and equipment	(2,126)	(5,953)
Free cash flow	$163,996	$99,016
A-1
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V66465-P26887 ! ! ! For All Withhold All For All Except For Against Abstain ! !! ! !! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. BLACKLINE, INC. Nominees: 3. Approval, on a non-binding, advisory basis, of the 2024 compensation of the Company's named executive officers. 2. To ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2025. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof. 1. Election of Directors The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3. The Board of Directors recommends you vote 1 YEAR on the following proposal: 01) Camille Drummond 02) Brunilda Rios 03) Barbara Whye 04) Mika Yamamoto 4. Approval, on a non-binding, advisory basis, on the frequency of future advisory votes on the compensation of the Company's named executive officers. ! !!! 3 Years1 Year 2 Years Abstain SCAN TO VIEW MATERIALS & VOTEw BLACKLINE, INC. 21300 VICTORY BLVD, 12TH FLOOR WOODLAND HILLS, CA 91367 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BL2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V66466-P26887 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. BLACKLINE, INC. Annual Meeting of Shareholders May 8, 2025 9:00 a.m. PT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Patrick Villanova, Chief Financial Officer, and Karole Morgan-Prager, Chief Legal and Administrative Officer and Secretary, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BLACKLINE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. PT on May 8, 2025, at www.virtualshareholdermeeting.com/BL2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side